UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

☒	Filed by the Registrant	☐	Filed by a party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMERICOLD REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

To Our Fellow Stockholders:

I am pleased to report that we made significant improvements across our platform in 2022, even as we faced continued challenges from rising inflation, higher interest rates, and the slow but steady recovery in the global supply chain. Our achievements came as a result of our laser focus on improving operations, based on four key priorities.
First, we have been successful in repricing our warehouse business to offset inflationary pressures in our cost structure. Conversations with our customers were successful, as we used a data driven approach to demonstrate the impacts on our costs, including labor, power, and many critical supplies. Revenue accelerated throughout the year, with average rent and storage revenue per economic occupied pallet in our same store, on a constant currency basis, up by 7.3% in 2022 compared to the prior year, and service revenue per throughput pallet up 7.9%. Importantly, we have begun to see inflationary pressures in our business beginning to moderate and we have added tighter controls, created more robust processes and strengthened our team to ensure that we have an accurate, timely view of cost components, and we are in a strong position to take action quickly if required.

Second, we continue to focus on labor management with the goal of optimizing our mix of permanent and temporary associates in our facilities. During 2021, with the labor market still challenged and recovering from the pandemic, our permanent to temporary associate ratio was close to 60-40, and our retention rate was well below pre-COVID levels. Combined, these factors make our associates less productive and less efficient. Fortunately, our efforts to increase our permanent to temporary associate ratio rose steadily throughout the year, hitting 73-27 in the fourth quarter, on our way to our long term target of an 80-20 ratio. Our turnover rate is still significantly elevated when compared to both last year and pre-COVID levels, but we are continuing to make improvements.

Third, we are focused on differentiating our platform by providing best-in-class customer service, which we believe can lead to increased market share. To improve our customer service, we’ve added new leadership and deepened our team, and we are seeing improvement as our newer associates get up to speed with the Americold Operating System. As demonstration of our progress, our customers are publicly recognizing Americold’s performance. Unilever awarded Americold’s Sikeston, Missouri facility with its “Ice Cream Site of the Year” award. Butterball awarded our Russellville, Arkansas facility with its “Site of the Year” award. In Australia, YUM Brands’ Kentucky Fried Chicken business awarded us with its “Supplier of the Year” award, to name a few.
Our final focus area is ensuring that our development projects are delivered on time, on budget, and at our target returns. In 2022, we completed three projects representing investment of $88.3 million, and achieved our target yields. In total, we made approximately $190.7 million of capital investment during 2022. Looking ahead, as we work with our customers to identify new opportunities, we are executing on a strategic growth plan. As an example, subsequent to year end, we announced a strategic partnership with DP World, a top five global port owner and operator. DP World and Americold will explore opportunities for Americold, on a case-by-case basis, to develop, own, and operate state-of-the art cold storage facilities on DP World’s strategically-located 80-plus ports located around the world. We are already seeing the benefits of this relationship through customer synergies that are resulting in incremental occupancy in Americold’s current network.

With our accomplishments against our key areas of focus, we saw the benefit in our 2022 results. Global Warehouse segment same store revenue increased 8.5% and Global Warehouse segment same store net operating income (NOI) increased 6.7%, both on a constant currency basis. Economic occupancy increased by 345 basis points to 80.5%. At the bottom line, we reported AFFO of $1.11 per share, which was above the original guidance range provided at the start of the year.

We also continued to maintain our strong capital structure. In the third quarter, we closed on the upsize and extension of our new $2 billion, sustainability-linked senior unsecured credit facilities. We subsequently entered into interest rate swaps to fix a significant portion of the base interest rates. These transactions enabled us to: (i) increase our liquidity by $200 million by upsizing our US dollar term loan; (ii) extend our overall debt duration with no real estate debt maturities until 2026; (iii) pay off $264 million of secured CMBS debt and transition our capital structure to almost all unsecured debt, while reducing our interest rate from a fixed 5.7% rate to a fixed 4.1% rate on those borrowings; (iv) reduce our floating rate debt exposure from 30% of total debt at the end of second quarter 2022 to 15% at the end of fourth quarter, and; (v) incorporate an ESG component which results in a 1 basis point interest rate reduction if our GRESB score improves by 5% or more next year.

And with regard to ESG, we remained steadfast in our commitment to good corporate citizenship. Last year, we disclosed that we completed our submission to the Carbon Disclosure Project for 2022. We recently received our inaugural Carbon Disclosure Project score of C, which is in-line with supply chain companies within CDP’s defined peer set. We are committed to transparency around our ESG initiatives and are pleased to be part of CDP’s annual process going forward. Additionally, I’m pleased to report that 18 of our facilities in the United States were certified ENERGY STAR last year, making us a 2022 Premier Member of ENERGY STAR’s Certification Nation. To become certified, buildings must meet strict energy performance standards set by the U.S. Environmental Protection Agency. We are committed to certifying additional facilities in 2023.

As we look to 2023, we are confident and energized that our core business is resilient and stable. Our global platform is essential to feeding countless families across the world, and while risks remain, we have demonstrated our ability to re-price our facilities and improve margins.

In closing, we thank our customers who have continued to partner with us through unprecedented times. We also want to thank our dedicated and talented associates for their commitment to excellence. Lastly, I want to thank our Board for their confidence in me, their ongoing counsel, and their unwavering dedication to driving long-term value for all of our stakeholders.

Sincerely,

George F. Chappelle Jr.
Chief Executive Officer and Director

April 6, 2023

AMERICOLD REALTY TRUST, INC.
10 Glenlake Parkway, Suite 600
Atlanta, Georgia 30328
_______________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 16, 2023
____________________________
The 2023 ANNUAL MEETING of the stockholders of Americold Realty Trust, Inc., a Maryland corporation (the “Company”), will be held at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, GA 30309 on May 16, 2023 at 8:00 a.m. Eastern Daylight Time for the following purposes:
1.To elect nine Directors to serve as members of the Board of Directors (the “Board”) until the Annual Meeting of Stockholders to be held in 2024 and until their successors are duly elected and qualified;
2.    To hold an advisory (i.e. non-binding) vote on a resolution to approve the compensation of the Company’s named executive officers;
3.    To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023; and
4.    To transact such other business as may properly come before the Annual Meeting.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of stockholders.
The Board has fixed the close of business on March 20, 2023 as the record date for the Annual Meeting. Only stockholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
Proxies are being solicited by the Board. Reference is made to the Proxy Statement included in our proxy materials for further information with respect to the business to be transacted at the Annual Meeting.
Please complete and promptly return your proxy in the manner provided. Doing so will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.
By Order of the Board of Directors

James C. Snyder, Jr.
Secretary
Atlanta, Georgia
April 6, 2023
Please Complete and Return Your Signed Proxy Card

Proxy Summary
This summary highlights some of the items discussed in this Proxy Statement but it does not cover all of the information contained in this Proxy Statement and which you should consider before voting. You are encouraged to read the entire Proxy Statement before voting.

General Information

Meeting:    Annual Meeting of Stockholders        Record Date:    March 20, 2023
Date:    Tuesday, May 16, 2023            Time:        8:00 a.m. Eastern Daylight Time
                                                                         Location:    The Four Seasons Hotel
    75 Fourteenth Street
    Atlanta, GA 30309

Corporate Website: www.americold.com
Investor Relations Website: ir.americold.com
The information found on, or otherwise accessible through, our website is not incorporated by reference into, nor does it form a part of, this Proxy Statement.

Voting Items and Board Recommendations
Item to be voted on:                                    Board Recommendation:
Proposal 1: Election of Nine Director Nominees                        FOR each nominee
Proposal 2: Advisory Vote on Compensation of Named Executive Officers (Say-On-Pay)        FOR
Proposal 3: Ratification of Ernst & Young LLP as our Independent Accounting Firm for 2023    FOR

Our Board has a breadth of experience and diversity of perspective and background as reflected below. For more information about our Board, please see “Proposal 1: Election of Directors.”

Director Nominees

Our Board consists of nine members. The following table sets forth the name and experience of each of our director nominees.

				Board Experience
Name	Age	Director Since	Independent	Finance & Accounting	Real Estate	REITs	Capital Markets	Logistics	International	Company Senior Leadership
George F. Chappelle Jr.	61	2021		✓			✓	✓	✓	✓
George J. Alburger, Jr.	75	2010	✓	✓	✓	✓	✓			✓
Kelly H. Barrett	58	2019	✓	✓	✓	✓	✓		✓	✓
Robert L. Bass	54	2021	✓					✓	✓	✓
Antonio F. Fernandez	63	2019	✓	✓		✓		✓	✓	✓
Pamela K. Kohn	58	2021	✓					✓	✓	✓
David J. Neithercut	67	2019	✓	✓	✓	✓	✓			✓
Mark R. Patterson	62	2018	✓	✓	✓	✓	✓		✓	✓
Andrew P. Power	43	2018	✓	✓	✓	✓	✓		✓	✓

Business Performance:
•Revenue increased 7.4% over prior year.
•NOI increased 10.5% over prior year.

Compensation Highlights:
•Compensation practices designed to attract, motivate and retain top talent
•We pay for performance
•Short and long-term incentives make up a significant portion of executive officers’ compensation
•Incentive compensation aligned with long-term interests of stockholders
•Mix of long-term equity incentives with time-based and performance-based awards
•Meaningful share ownership guidelines for Directors and executives
•No tax gross up on severance, change-in-control or other payments related to executive terminations
•No uncapped incentive payouts

Governance Highlights:
•Role of Chairman and CEO separated
•All Directors (except CEO) and all committee members are independent
•22% of 2022 Directors are women
•Board is not classified; each Director is up for election every year
•No stockholder rights plan or poison pill provisions
•Executive sessions of independent Directors
•Three audit committee financial experts
•Risk oversight by the Board
•Majority vote standard for Director elections
•Anti-hedging/pledging policy
•Stock ownership requirements for Directors and executive officers
•Codes of Conduct for Directors, employees and vendors
•Nominating and Corporate Governance Committee oversees ESG policies
•2022 Environmental, Social and Governance Report detailing our sustainability commitment is available on our website
•Annual Board and committee self-evaluations
•Proxy access provisions

AMERICOLD REALTY TRUST, INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 16, 2023

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Americold Realty Trust, Inc., a Maryland corporation (the “Company”), for use at the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, GA 30309, on May 16, 2023 at 8:00 a.m., Eastern Daylight Time, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and more fully discussed herein. The Board has fixed March 20, 2023 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record at the close of business on the Record Date shall be entitled to notice of and to vote at the Annual Meeting. We are distributing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 6, 2023.

You are entitled to vote if you were a stockholder of record of the Company’s common stock, $0.01 par value per share (the “common stock”), on the Record Date. You may vote your common stock in person at the Annual Meeting or, if a proxy is properly executed and received by the Company prior to voting at the Annual Meeting, the common stock represented thereby will be voted at the Annual Meeting or any adjournment or postponement thereof in accordance with the instructions marked thereon. Management does not intend to bring any matter before the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders and is not aware of anyone else who intends to do so. Should any other matter properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such other matters.

Notice Regarding the Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), rather than mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing our proxy materials, including this Proxy Statement and the proxy card, by providing access to these materials on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Printed copies will be provided upon request at no charge. We expect to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting and who have requested paper copies on or about April 6, 2023, or, if later, within three business days after our receipt of such request.

We expect to make this Proxy Statement available on the Internet on or about April 6, 2023, and to mail the Notice of Internet Availability to all stockholders of record on or about April 6, 2023. A similar notice will be sent by brokers and other nominees who hold shares on behalf of beneficial owners. We are providing the Notice of Internet Availability in lieu of mailing the printed proxy materials and are instructing stockholders as to how they may: (1) access and review the proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials. All stockholders will be able to access all of the proxy materials on the website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials. The proxy materials will be available free of charge, and the Notice of Internet Availability will provide instructions as to how stockholders may access and review all of the important information contained in the proxy materials (including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022) over the Internet or through other methods detailed on the website. The website will also contain instructions as to how to vote their common shares by Internet or over the telephone. Stockholders may request printed copies of the proxy materials to be delivered by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. A request to receive proxy materials in printed form via mail or electronically by e-mail will remain in effect until such time as the submitting stockholder elects to terminate it.

This proxy statement and our 2022 Annual Report on Form 10-K for the year ended December 31, 2022 are also available at www.americold.com in the Investors section under “Financials — SEC Filings.”

Quorum

In order to constitute a quorum for the conduct of business at the Annual Meeting, stockholders entitled to cast a majority of all votes eligible to be cast must be present at the Annual Meeting in person or by proxy. Common stock represented at the Annual Meeting in person or by proxy but not voted on one or more proposals will be counted in determining the existence of a quorum at the Annual Meeting. On the Record Date, the Company had 270,096,433 shares of common stock outstanding and entitled to vote at the Annual Meeting.

Voting of Shares

A majority of the votes cast at the Annual Meeting shall be effective to approve any matter properly before the Annual Meeting unless more than a majority of the votes cast is required by the Company’s Bylaws or applicable law. Each holder of common stock is entitled to one vote per share held of record by such holder on the Record Date. You may vote your common stock by attending the Annual Meeting and voting in person. Please note that if your common stock is held by a broker, bank, or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the broker, bank or other nominee. If you choose not to attend the Annual Meeting, you may still vote your common stock by authorizing your proxy via the Internet, by telephone or by mailing a completed proxy card.

A properly completed proxy, if received in advance of the Annual Meeting and not revoked, will be voted at the Annual Meeting according to the instructions contained therein. Unless otherwise directed, your common stock will be voted by the proxy holders named on the proxy card:

•FOR the election of all Director nominees;
•FOR the resolution approving on a non-binding, advisory basis, the compensation of the Company’s named executive officers (“Say-On-Pay”); and
•FOR ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

Abstentions and broker “non-votes” are deemed to be present at the Annual Meeting for the purpose of determining whether a quorum is constituted, but are not deemed to be votes cast at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not vote on a particular proposal because the nominee chooses not to exercise, or does not have, discretionary voting power on that item because the matter is not “routine” under rules of the New York Stock Exchange (the “NYSE”). The election of the nine Board nominees named in this Proxy Statement and proposal to approve on an advisory, non-binding basis the compensation of our named executive officers (“NEOs”) listed in the Summary Compensation Table appearing on page 44 of this Proxy Statement, do not qualify as “routine” under the NYSE rules. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2023 does qualify as a “routine” matter under the NYSE rules and, accordingly, a nominee holding shares for a beneficial owner will have discretionary authority to vote on that matter in the absence of instructions from the beneficial owner.

Abstentions and broker “non-votes” will affect each of the proposals described in this Proxy Statement as follows:

Proposal Number	Item	Votes Required for Approval	Abstentions	Broker Non-Votes	Board Voting Recommendation
1	Election of nine Directors	Majority of votes cast	Not Counted	Not Voted	FOR EACH
2	Approve on a non-binding, advisory basis, the compensation of the named executive officers (“Say-On-Pay”)	Majority of votes cast	Not Counted	Not Voted	FOR
3	For ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm	Majority of votes cast	Not Counted	N/A	FOR

Revocability of Proxies

Any stockholder giving a proxy following the procedures specified in the Notice of Internet Availability has the power to revoke that proxy at any time prior to its exercise. If you are the registered owner of your common stock, you may revoke a previously submitted proxy by voting over the Internet or by telephone at a later time. If your common stock is held by a nominee and you have provided instructions to that nominee, you may revoke those instructions according to the notification you received from the nominee.
Attendance at the Annual Meeting

Attendance at the Annual Meeting or any adjournment thereof is limited to record and beneficial stockholders of the Company at 5:00 p.m. Eastern Daylight Time on the Record Date and guests of the Company. If you plan to attend the Annual Meeting in person, for security reasons you must notify the Company by e-mail to investor.relations@americold.com that you plan to attend in person. If you are a stockholder of record at such time, your name will be verified against a list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold common stock in street name, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a voting instruction form with respect to the Annual Meeting provided by the custodian of your common stock or other similar evidence of beneficial ownership, as well as photo identification. Please note that if your common stock is held in street name and you intend to vote in person at the Annual Meeting, you must also provide a “legal proxy” from the custodian of your common stock.

PROPOSAL 1 – ELECTION OF DIRECTORS
Pursuant to the Company’s Bylaws the maximum number of Directors is fixed at fifteen. The Board currently consists of nine members, each of whom is serving a one-year term or until such Director’s successor is duly elected and qualified or until such Director’s earlier resignation or removal from office. The Board’s Nominating and Corporate Governance Committee identifies and recommends a slate of individuals for service on the Board and the Board either approves or rejects such nominees.
The Board and the Nominating and Corporate Governance Committee select Director nominees based on their integrity, relevant experience, judgment, intelligence, character, achievements, willingness and ability to devote sufficient time to Board activities and duties and their availability to serve on the Board for a sustained period. In addition, while our Board does not have a specific policy regarding diversity among Directors, diversity of race, ethnicity, gender, age, cultural background and professional experience is also considered in evaluation of candidates for membership on our Board. The Nominating and Corporate Governance Committee believes that each nominee for the Board should be well-versed in leadership, corporate governance, strategic oversight, and stockholder advocacy in order to serve as an effective member of the Board. The Nominating and Corporate Governance Committee believes that the Board should consist of individuals from varied educational and professional experiences and backgrounds who, collectively, provide effective oversight of, and meaningful counsel to, management.

We believe that each of the nominees for election to the Board meets the criteria established by the Board and the Nominating and Corporate Governance Committee.

The Board has nominated each of George F. Chappelle Jr., George J. Alburger, Jr., Kelly H. Barrett, Robert L. Bass, Antonio F. Fernandez, Pamela K. Kohn, David J. Neithercut, Mark R. Patterson and Andrew P. Power to serve as Directors (the “Nominees”). Each of the Nominees is currently serving as a Director of the Company, and each Nominee has consented to be named as a nominee in this Proxy Statement. We expect that each Nominee will serve as a Director if elected. However, if any Nominee is unable to accept his or her election, the proxies will vote for the election of such other person or persons as the Board may recommend.

Recommendation of the Board
The Board unanimously recommends a vote “FOR” each of the Nominees.

INFORMATION REGARDING THE NOMINEES
The following table sets forth certain information as of April 1, 2023 regarding the nominees, all of whom are currently members of the Board (“Directors”). There are no family relationships among any of our Directors or executive officers.

Name	Age	Position(s)
George F. Chappelle, Jr.	61	Chief Executive Officer and Director
George J. Alburger, Jr.*	75	Director
Kelly H. Barrett*	58	Director
Robert L Bass*	54	Director
Antonio F. Fernandez*	63	Director
Pamela K. Kohn*	58	Director
David J. Neithercut*	67	Director
Mark R. Patterson*	62	Director, Chairman of the Board
Andrew P. Power*	43	Director
* Our Board has determined that this individual is independent for purposes of NYSE listing standards.
The following biographical descriptions set forth certain information with respect to the nine nominees for election as Directors, based on information furnished to the Company by such persons. The following information is as of the Record Date, unless otherwise indicated.
George F. Chappelle Jr. Director since 2021

Mr. Chappelle was appointed Interim Chief Executive Officer and joined our board in November 2021. In February 2022, he was named permanent Chief Executive Officer. He most recently served as an executive of Tyson Foods (NYSE: TSN), holding a variety of leadership roles including Chief Corporate Services Officer; General Manager of Emerging Proteins, Research and Development and Logistics; Chief Operating Officer of Prepared Foods; and Chief Integration Officer. Prior to joining Tyson Foods in 2017, he served as Chief Operating Officer at several leading consumer packaged goods companies, including AdvancePierre Foods (formerly NYSE: APFH), Vi-Jon and Solo Cup Company. Previously, Mr. Chappelle spent more than four years with Sara Lee Foods (NYSE: SLE), including as Chief Supply Chain Officer and Chief Information Officer. He also served as Chief Information Officer of HJ Heinz, now the Kraft Heinz Company (NASDAQ: KHC) from 2002 to 2005. Mr. Chappelle currently serves as Chairman of the Board of Flagstone Foods and as a member of the Boards of Apex International and Randall Foods. He previously served as Chairman of the Board of AGRO Merchants Group from 2018 to 2020. He received his Bachelor of Science in Computer Science from Westfield State University and his Masters in Business Management from Lesley University. We believe Mr. Chappelle’s extensive logistics, supply chain and information technology experience, as well as his industry specific experience and comprehensive knowledge of our business qualifies him to serve on our Board.

George J. Alburger, Jr. Director since 2010

Mr. Alburger has served as a member of our Board of Directors since May 2010. He has served on the board of trustees of Pennsylvania Real Estate Investment Trust (NYSE: PEI) since June 2016. Mr. Alburger served as the Chief Financial Officer and Treasurer of Liberty Property Trust (NYSE: LPT) from May 1995 until June 2016 and also served as an Executive Vice President of Liberty from June 2000 to December 2016. Prior to that, Mr. Alburger was employed by EBL&S Property Management, Inc.

from 1982 to 1995, departing as an Executive Vice President. Prior to joining EBL&S in 1982, Mr. Alburger was a senior manager at Pricewaterhouse LLP. Mr. Alburger is a certified public accountant. He received his Bachelor of Science in Accounting from St. Joseph’s University. We believe Mr. Alburger’s financial and accounting background, deep industry knowledge and years of experience qualify him to serve on our Board.
Kelly H. Barrett                                 Director since 2019
Ms. Barrett has served as a member of our Board of Directors since May 2019. She currently serves on the board of directors of The Aaron’s Company, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, EVERTEC INC (NYSE: EVTC), a full-service transaction processing company, and Piedmont Office Realty Trust (NYSE: PDM), a real estate investment trust. In addition, from 2011 to 2016, she served on the board of directors of State Bank Financial Corporation, which merged into Cadence Bancorporation (NYSE: CADE). Prior to her retirement in December 2018, Ms. Barrett was employed by The Home Depot, Inc. (NYSE:HD) for sixteen years, commencing in January 2003, serving in various roles of increasing responsibility, finally as Senior Vice President - Home Services. Prior to her employment by The Home Depot, Ms. Barrett was employed by Cousins Properties Incorporated (NYSE:CUZ) for eleven years in various senior financial roles, including ultimately that of Senior Vice President - Chief Financial Officer. During that time, she was active in the National Association of Real Estate Investment Trusts (NAREIT) as an Accounting Committee Co-Chairperson and member of the Best Financial Practices Council. She has been a licensed CPA in Georgia since 1988. Ms. Barrett is a graduate of The Georgia Institute of Technology with a Bachelor of Science in Industrial Management with a concentration in Accounting. We believe Ms. Barrett’s extensive experience in retail operations as well as her significant financial and real estate industry expertise qualify her to serve on our Board.
Robert L. Bass                                     Director since 2021
Mr. Bass has served as a member of our Board of Directors since November 2021 and brings nearly two decades of experience in global supply chain and operational roles with leading big-box retailers. Mr. Bass served as Chief Supply Chain and Global Properties Officer of Best Buy Co., Inc. (NYSE: BBY), with responsibility for global order management, distribution centers, domestic and international transportation, global compliance and trade, final-mile fulfillment, reverse logistics and real estate, from 2013 until February 2022. Prior to joining Best Buy in 2013, Mr. Bass spent more than 12 years in a variety of supply chain positions with Target Corp. (NYSE: TGT), including Senior Supply Chain Leader. Previously, he served as a commercial airline pilot for 12 years for Sun Country Airlines and Midwest Airlines. Mr. Bass also served as a member of the Pier 1 Imports, Inc. (formerly NYSE: PIR.BC) Board of Directors from 2018 to 2020. We believe Mr. Bass’ substantial real estate expertise and experience managing complex supply chains for some of the world’s largest big-box retailers qualifies him for service on our Board.
Antonio F. Fernandez Director since 2019

Mr. Fernandez has served as a member of our Board of Directors since May 2019. Mr. Fernandez currently is President of AFF Advisors, LLC, a consulting firm specializing in helping clients with supply chain operational improvements, as well as supporting merger and acquisition due diligence and integrations. He previously served as Executive Vice President and Chief Supply Chain Officer at Pinnacle Foods, Inc. (formerly NYSE: PF), now a part of Conagra Brands, Inc., from February 2011, through June 2016. At Pinnacle, Mr. Fernandez had overall corporate responsibility for the end-to-end supply chain, including procurement, manufacturing, customer service, warehousing, and distribution. He also oversaw Pinnacle’s continuous improvement, network optimization, innovation commercialization, food quality and safety programs. Prior to joining Pinnacle in 2011, Mr. Fernandez was Senior Vice President Operational Excellence at Kraft Foods Inc., now The Kraft Heinz Company (NASDAQ: KHC), following its acquisition of Cadbury, PLC in March 2010, where he oversaw the development and implementation of best practices across global operations. Mr. Fernandez was with Cadbury, PLC from 1998 to 2010 in a series of senior management positions, including Chief Supply Chain Officer, where he was responsible for all aspects of the company’s global supply chain. Mr. Fernandez’s early career included positions in manufacturing, distribution, procurement and engineering with The Procter & Gamble Co. (NYSE: PG), and PepsiCo, Inc. (NYSE: PEP). Mr. Fernandez is currently on the boards of Utz Brands, Inc. (NYSE:UTZ) and Green Rabbit Holdings, Inc., a privately-held logistics fulfillment company for perishable, refrigerated and frozen foods, and is a trustee of Lafayette College. He previously served on the boards of Liberty Property Trust (NYSE:LPT), until its acquisition by Prologis, Inc. (NYSE: PLD) and Collier Creek (NYSE:CCH), a SPAC that combined with UTZ Quality Foods to form Utz Brands, Inc., in August, 2020. Mr. Fernandez received a Bachelor of Science in Chemical Engineering from Lafayette College. We believe Mr. Fernandez’s extensive experience in global supply chain management, his engineering and operations background and significant industry knowledge, including our customer base, as well as his other Board experiences, qualify him to serve on our Board.

Pamela K. Kohn Director since 2021

Ms. Kohn has served as a member of our board since November 2021. She is Chief Merchandising Officer of Rite Aid Corporation (NYSE: RAD) and has more than 25 years of merchandising, supply chain, logistics and operations expertise in the food and retail industries. Prior to joining Rite Aid in 2023, Ms. Kohn served as Chief Merchandising Officer for Sally Beauty Holdings (NYSE: SBH), Chief Merchandising and Marketing Officer of the Family Dollar division of Dollar Tree (NASDAQ: DLTR) and Chief Merchandising Officer of The Fresh Market (formerly NASDAQ: TFM). Previously, Ms. Kohn spent 13 years in a variety of leadership positions with Walmart Inc. (NYSE: WMT), including Senior Vice President, Merchandising, Senior Vice President, Global Food Sourcing, Executive Vice President, Merchandise Services and President of Walmart US Realty. Prior to her time at Walmart, Ms. Kohn served as Senior Vice President of Merchandising and Marketing with Stop & Shop and spent nine years as Senior Vice President of Merchandising with Food Lion. Ms. Kohn graduated from Northwestern University with a degree in Sociology. We believe that Ms. Kohn’s extensive marketing and supply chain expertise with big-box retailers and national grocery chains and her understanding of our industry and customer dynamics qualify her to serve on our Board.
David J. Neithercut Director since 2019

Mr. Neithercut has served as a member of our Board of Directors since May 2019. He served as Chief Executive Officer of Equity Residential (NYSE: EQR) from January 2006 until his retirement in December 2018 and as President from May 2005 to September 2018. He was Executive Vice President - Corporate Strategy from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer from February 1995 to August 2004. Mr. Neithercut has served as a trustee of Equity Residential since 2006, as the lead independent trustee of Public Storage (NYSE: PSA) since January 2021 and is a former director of General Growth Properties, Inc., now a part of Brookfield Realty Partners. Mr. Neithercut is a former Chair of the Executive Board of National Association of Real Estate Investment Trusts (NAREIT) and received NAREIT’s 2018 Industry Leadership Award, honoring a REIT executive who has made a significant and lasting contribution to the growth and betterment of the industry. Mr. Neithercut received his bachelor’s degree from St. Lawrence University and a Masters in Business

Administration from the Columbia University Graduate School of Business. We believe that Mr. Neithercut’s financial and real estate industry expertise, his extensive experience with publicly-traded REITs and the REIT industry qualify him to serve on our Board.
Mark R. Patterson                                 Director since 2018
Mr. Patterson has served as a member of our Board of Directors since January 2018 and as Chairman of the Board since March 2019. He is currently President of MRP Holdings, LLC and has served in that role since leaving Merrill Lynch in January 2009 where he served as a real estate consultant. Until January 2009, Mr. Patterson was a Managing Director and the Head of Real Estate Global Principal Investments at Merrill Lynch, where he oversaw real estate principal investing activities of the firm. Mr. Patterson joined Merrill Lynch in April 2005 as the Global Head of Real Estate Investment Banking and in 2006 also became Co-Head of Global Commercial Real Estate at the firm, which encompassed real estate investment banking, principal investing and mortgage debt. Prior to joining Merrill Lynch, Mr. Patterson spent 16 years at Citigroup where he was the Global Head of Real Estate Investment Banking from 1996 to 2005. He is an Advisory Director of Investcorp, Inc. (BSE: INVCORP) and a Senior Advisor to Rockefeller Capital Management. He served as a member of the board of directors for General Growth Properties, now a part of Brookfield Realty Partners, from 2011 to 2017, and is currently a member of the board of directors for UDR, Inc. (NYSE: UDR) since 2014, a member of the board of directors of Digital Realty Trust, Inc. (NYSE: DLR) since 2016 and a member of the board of directors of Paramount Group (NYSE: PGRE) since 2018. He has a Bachelor of Business Administration from the College of William and Mary and a Masters of Business Administration from the Darden School of Business at the University of Virginia. He is also a certified public accountant. We believe Mr. Patterson’s financial and real estate industry expertise, extensive experience working with public companies in the real estate industry and experience on the boards of directors of public companies qualify him to serve on our Board.
Andrew P. Power                                 Director since 2018
Mr. Power has served as a member of our Board of Directors since January 2018. He has served as Chief Executive Officer and a member of the Board of Directors of Digital Realty (NYSE: DLR) since 2022. Mr. Power also served as Digital Realty’s President since 2021 and Chief Financial Officer since 2015 (up until 2023) with responsibility for global portfolio operations, technology development and innovation, service provider and enterprise customer solutions, asset management and information technology as well as the company’s financial functions across Digital Realty’s global platform. Prior to joining Digital Realty, Mr. Power was employed by Bank of America Merrill Lynch from 2011 to April 2015, where he last served as Managing Director of Real Estate, Gaming and Lodging Investment Banking, and was responsible for relationships with over 40 public and private companies. Mr. Power was employed by Citigroup Global Markets Inc. from 2004 to 2011 where he last served as Vice President. During his investment banking career, Mr. Power managed the execution of public and private capital raises in excess of $30 billion, including the then-largest REIT IPO, and more than $19 billion of merger and acquisitions transactions. Mr. Power received a Bachelor of Science in Analytical Finance from Wake Forest University. We believe Mr. Power’s significant experience in the financial and real estate industries, as well as his international experience, qualify him to serve on our Board.

DIRECTOR COMPENSATION
Overview of Director Compensation
Our Board has adopted a compensation program for our non-employee Directors that was in effect for calendar 2022 (the “Director Compensation Program”). The Director Compensation Program provides an annual cash retainer of $80,000 (or $175,000 for the chairperson of the Board) and an annual equity award of $125,000 (or $175,000 for the chairperson of the Board) in the form of either restricted stock units (“RSUs”) or operating partnership profit units (“OP Units”) at the option of the Director, in each case having a one-year vesting period. The program also provides for additional annual cash retainers for service on Board committees, as follows: $25,000 for the chairperson of our Audit Committee and $12,500 for the other members of our Audit Committee; $20,000 for the chairperson of our Compensation Committee and $10,000 for the other members of our Compensation Committee; $15,000 for the chairperson of our Nominating and Corporate Governance Committee and $7,500 for the other members of our Nominating and Corporate Governance Committee; and $25,000 for the chairperson of our Investment Committee and $12,500 for the other members of our Investment Committee. In addition, we reimburse all Directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as Directors, including, without limitation, travel expenses in connection with their in-person attendance at Board and committee meetings.
2022 Director Compensation Table
The following table provides details with respect to the 2022 compensation for our non-employee Directors:

Name(1)	Fees earned or paid in cash(2)	Stock awards(3)	All other compensation(4)	Total
George J. Alburger, Jr.	$112,500	$125,012	$56,088	$293,600
Kelly H. Barrett	102,500	125,012	7,521	235,033
Robert L. Bass	100,000	125,012	11,393	236,405
Antonio F. Fernandez	112,500	125,012	16,431	253,943
Pamela K. Kohn	102,500	125,012	9,553	237,065
David J. Neithercut	115,000	125,012	15,561	255,573
Mark R. Patterson	190,000	174,991	34,422	399,413
Andrew P. Power	105,313	125,012	16,247	246,572
(1)     George F. Chappelle Jr., our CEO, is not included in the above table as he was an employee of the Company in 2022 and did not receive compensation for services as a Director. All compensation paid to Mr. Chappelle by the Company is reflected in the Summary Compensation Table in this Proxy Statement.
(2)     Amounts as applicable reflect annual cash retainers, committee chair fees and committee fees in each case earned during 2022 for services rendered during the year, not necessarily paid during the year.
(3)     Reflects the aggregate fair value of the restricted stock units or operating profit units awarded as computed in accordance with FASB ASC Topic 718.
(4)    Amounts reflect payments earned in 2022, not necessarily paid during the year, for the dividend equivalents on RSUs awarded under the 2010 Equity Incentive Plan for Mr. Alburger, dividend equivalents on RSUs awarded under the 2017 Equity Incentive Plan for Ms. Barrett, and distributions on the OP Units awarded for all the Directors. Amount also includes other travel and expense reimbursements costs for board meetings during 2022.

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include the following:

•All of our Directors (except our CEO) are “independent” in accordance with NYSE listing standards;
•Each of our Audit, Compensation and Nominating and Corporate Governance Committees is composed entirely of Directors that are “independent” in accordance with NYSE listing standards;
•Our independent Directors meet regularly in executive session without the presence of our officers;
•Our Board is not classified and each of our Directors is subject to re-election annually;
•We utilize a majority vote standard in Director elections;
•Three of our Directors serving on our Audit Committee qualify as “audit committee financial experts” as defined by the SEC; and
•We have opted out of the Maryland business combination and control share acquisition statutes, and in the future will not opt in without the affirmative vote of a least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of Directors.
In recognition of the differences between the roles of Chairman of the Board and Chief Executive Officer, the two roles are separated. The Board is chaired currently by Mr. Patterson, and Mr. Chappelle serves as our principal executive officer. Our Board believes that separating the roles of chairman and principal executive officer provides us with strong independent governance and allows our principal executive officer to focus on the leadership and management of our business. Our Amended and Restated Bylaws (“Bylaws”) and corporate governance guidelines, however, provide us with the flexibility to consolidate these roles in the future, permitting the roles of chairman and principal executive officer to be filled by one individual. This provides our Board with flexibility to determine whether these two roles should be combined in the future based on our needs and our Board’s assessment of our leadership structure from time to time. Our Board will re-evaluate its leadership structure on an ongoing basis and may change the structure as circumstances warrant.
There are no material legal proceedings to which any Director, officer or affiliate of the Company, any stockholder of record or beneficial owner of more than 5% of the Company’s common stock, or any associate of any such Director, officer or affiliate of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.
Executive Sessions of Non-Management Directors
At meetings of the Board, our independent Directors regularly meet in executive session without management present. Board committees also regularly meet in executive session without management present. In the event of a special meeting, the independent Directors will meet in executive session if circumstances warrant.

Board Meetings
Our Board held five regularly scheduled and special meetings in 2022. The Directors attended numerous other meetings, conferences and working sessions supplementing the number of official meetings and acted by unanimous written consent four times during 2022. Each of our Directors attended in excess of 75% of the Board meetings and meetings of committees on which he or she served that were held during the period in 2022 that he or she served on the Board. Each Director is expected to attend the annual meetings of stockholders and all Directors then serving on the Board attended the 2022 Annual Meeting.
Director Share Ownership Guidelines
We have adopted stock ownership guidelines for our non-employee Directors, which require our non-employee Directors to hold common stock having a market value equal to or greater than five times their annual cash retainer (not including any additional committee retainers or Chairman of the Board retainers). Each of Messrs. Alburger, Patterson and Power have until January 2024 to achieve these share ownership requirements. Messrs. Neithercut and Fernandez and Ms. Barrett have until May 2024 to comply. Mr. Bass and Ms. Kohn have until May 2026 to comply, and any future non-employee Director will have five years from his or her election to the Board to meet these share ownership requirements.

BOARD COMMITTEES
Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee. Each committee has the composition, duties and responsibilities set forth in its respective charter and summarized below and is comprised only of members who are “independent” in accordance with NYSE listing standards. Members serve on these committees until their resignations or until otherwise determined by our Board. The charter of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website at www.americold.com. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Committee Membership
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment Committee
George J. Alburger, Jr.	✓*		✓
Kelly H. Barrett	✓	✓
Robert L. Bass			✓	✓
Antonio F. Fernandez		✓*	✓	✓
Pamela K. Kohn	✓	✓
David J. Neithercut		✓		✓*
Mark R. Patterson			✓*
Andrew P. Power	✓			✓
# of 2022 Meetings	8	7	4	7
    *Committee Chair

Audit Committee

Our Board has adopted a written charter for our Audit Committee that complies with NYSE listing standards. The primary purpose of our Audit Committee is to assist the Board’s oversight of:

•The integrity of our financial statements;
•Our internal financial reporting and compliance with our financial, accounting and disclosure controls and procedures;
•The qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;
•Our independent registered public accounting firm’s annual audit of our financial statements and the approval of all audit and permissible non-audit services;
•The performance of our internal audit function;
•Our legal and regulatory compliance; and
•The reasonable prior review and approval of related party transactions.

Our Audit Committee is also responsible for overseeing the Company’s risk management efforts, which include, among other things, oversight of cybersecurity risks. Management reports to the Committee on cybersecurity risks on a regular basis and the Committee reports to the Board at least quarterly.

Our Board has determined affirmatively that (i) each of Mr. Alburger, Ms. Barrett and Mr. Power qualifies as an “Audit Committee financial expert” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K and (ii) each member of our Audit Committee is “financially literate” as that term is defined by NYSE listing standards and meets the definition for “independence” for the purposes of serving on our Audit Committee under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

Our Board has adopted a written charter for our Compensation Committee that complies with NYSE listing standards. The primary purposes of our Compensation Committee are to:

•    Set the overall compensation philosophy, strategy and policies for our executive officers and Directors;
•    Annually review and approve corporate goals and objectives relevant to the compensation of our CEO and other key associates and evaluate performance in light of those goals and objectives;
•    Review and determine the compensation of our Directors, CEO and other executive officers;
•    Make recommendations to our Board with respect to our incentive and equity-based compensation plans; and
•    Review and approve employment agreements and other similar arrangements between us and our executive officers.

Our Board has determined affirmatively that each member of our Compensation Committee meets the definition for “independence” for the purpose of serving on our Compensation Committee under applicable rules of the NYSE and each member of our Compensation Committee meets the definition of a “non-employee director” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Our Board has adopted a written charter for our Nominating and Corporate Governance Committee that complies with NYSE listing standards. The primary purposes of our Nominating and Corporate Governance Committee are to:
•    Recommend to our Board for approval the qualifications, qualities, skills and expertise required for Board membership;
•    Identify potential members of our Board consistent with the criteria approved by the Board and select and recommend to the Board the Director nominees for election at annual meetings of stockholders or to otherwise fill vacancies;
•    Evaluate and make recommendations regarding the structure, membership and governance of the committees of the Board;
•    Develop and make recommendations to our Board with regard to our corporate governance policies and principles, including development of a set of corporate governance guidelines and principles applicable to us;
•    Develop and oversee the Company’s environmental, social and governance (”ESG”) policies; and
•    Oversee the annual review of our Board’s performance, including committees of our Board.

Prior to each annual meeting at which Directors are to be elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee has found, in its judgment, to be well qualified and willing and able to serve. In the event of a vacancy on the Board, the Nominating and Corporate Governance Committee recommends to the Board for election by the Board to fill such vacancy, a prospective member that the Nominating and Corporate Governance Committee in the exercise of its judgment, has found to be well qualified and willing and able to serve.

The Nominating and Corporate Governance Committee seeks candidates who will combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the Board, Americold and our stockholders. Although we do not have a formal, written diversity policy, the Nominating and Corporate Governance Committee seeks a diverse group of director candidates, including with respect to diversity of professional and other experience, thought, gender, race, ethnicity, age and cultural background.

In addition, the Nominating and Corporate Governance Committee will consider director nominee recommendations received from stockholders and such recommendations will be subject to the same criteria as are candidates nominated by the Nominating and Corporate Governance Committee. For more information on how stockholders can nominate Director candidates, see “Corporate Governance - Stockholder Recommendation of Director Nominees” and “Additional Information - Stockholder Proposals.”

Our Board has determined affirmatively that each member of our Nominating and Corporate Governance Committee meets the definition of “independence” under NYSE listing standards.

Investment Committee

Our Board has adopted a written charter for our Investment Committee. The Investment Committee assists the Board in fulfilling its responsibilities relating to strategic planning, development opportunities, expansion opportunities and investments for the Company and its subsidiaries. The Investment Committee evaluates and oversees development and expansion opportunities, acquisitions and growth capital expenditures on behalf of the Company. The Investment Committee also considers the risks associated with specific transactions as a part of determining whether to recommend a particular transaction to the Board for approval, if required by the Company’s then current management protocols and approval matrix. Each member of the Investment Committee is independent.

CORPORATE GOVERNANCE
Governance Documents
The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with the Corporate Governance Guidelines, Code of Business Conduct and Ethics and Supplier Code of Conduct adopted by the Board, are available on the Company’s website, www.americold.com on the Investors – Governance webpage. The 2022 Environmental, Social and Governance Report is available on our website under “About Us - Sustainability/ESG.” In addition, these documents are available to any stockholder who requests a copy from our Investor Relations Department at 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, GA 30328, or by e-mail at investor.relations@americold.com. Any information on the Company’s websites is not and should not be considered as a part of this Proxy Statement and is not incorporated herein by reference.
Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees the evaluation of the Board and committees. As a general rule, the Board and each committee conducts an annual self-evaluation by means of written questionnaires completed by each member of the Board and each committee member. The responses are summarized and provided to the Board and each committee in order to facilitate discussion and examination of the effectiveness of the Board, each committee, each individual Director, the structure of the Board and committees and areas for improvement. The Nominating and Corporate Governance Committee establishes the evaluation process and may determine to utilize an independent third-party evaluation process from time to time in the future.

Communications by Stockholders and Other Interested Parties

Stockholders of the Company and other interested parties may send communications to the Board as a whole or to its non-management members as a group. Communications to the Board should be addressed to the “Board of Directors”. The communication should be further addressed “c/o Americold Realty Trust, Inc., 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, Georgia 30328 to the attention of the Office of the Chief Legal Officer”.

The Board may not be able to respond directly to stockholder inquiries and, as a result, the Board has developed a process to aid it in managing stockholder inquiries.

As a general rule, the Chief Legal Officer and Secretary will review stockholder inquiries in the normal performance of his or her duties and forward such correspondence to the Board or non-management Directors periodically. The Board, in fulfilling its responsibilities, oversees the management of the Company and it does not participate in day-to-day management functions or business operations. Accordingly, it may not be in the best position to respond to inquiries concerning these matters. Inquiries unrelated to the duties and responsibilities of the Board will not be forwarded to the Chairman or any other member of the Board.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and will be made available to any member of the Board upon request. The Board grants to the Chief Legal Officer and Secretary discretion to decide what correspondence will be shared with management, and communications with respect to personnel issues may be shared with the human resources department.

Stockholder Recommendation of Director Nominees
The Nominating and Corporate Governance Committee will consider director nominees nominated by stockholders. In addition, our Bylaws provide a proxy access right that permits a stockholder who has beneficially owned 3% or more of the Company’s common stock continuously for a least 3 years, or a group of up to 20 stockholders holding 3% or more of the Company’s common stock in the aggregate and each of whom has owned such stock continuously for a least 3 years, to submit nominations for directors via the Company’s proxy materials for up to 20% of the directors then serving on the Board. To nominate a director, the nominating stockholder or group of stockholders must submit to the Secretary of the Company at the principal executive offices of the Company all of the information specified in our Bylaws. This submission must be made no earlier than the 150th day nor later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date the proxy materials for the prior year’s annual meeting of stockholders; for the 2024 Annual Meeting after November 8, 2023 and before December 8, 2023. In addition, the submitting stockholder or group must provide any supplemental information requested by the Nominating and Corporate Governance Committee and the proposed nominee must make himself or herself available to be interviewed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider all director candidates submitted to it pursuant to these procedures; provided, however, that the Nominating and Corporate Governance Committee will not consider any director candidate if the candidate’s candidacy or, if elected, Board membership would violate applicable state or federal law. In addition to meeting the requirements under our Bylaws, in order to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2024 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by March 15, 2024.

Risk Oversight
Our Board is responsible for overseeing our risk management process. Our Board and its committees have adopted policies and processes that foster effective Board oversight of critical matters such as strategy, risk management, including cybersecurity, financial and other controls, environmental, social and governance considerations, compliance and management succession planning. Our Board focuses on our general risk management strategy and the most significant risks facing us, and it ensures that appropriate risk mitigation strategies are implemented by management. Our Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our Board delegates to our Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
The Compensation Committee reviews the executive compensation program, including an assessment of risk, with the assistance of an outside compensation consultant. For a more detailed discussion, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, cybersecurity, compliance and reporting levels.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our associates, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that Code is available on our corporate website at www.americold.com. Any amendments to the Code of Business Conduct and Ethics or waivers of the Code for any of our Directors, executive officers or officers will be posted on our corporate website promptly following the date of such amendment or waiver.
Human Rights Statement
We have adopted a Human Rights Statement applicable to all of our associates and third parties with whom we do business. The Human Rights Statement conforms to the United Nations Principles on Business and Human rights and the United Nations Declaration of Human Rights. A copy of that Statement is available on our corporate website at www.americold.com.
Supplier Code of Conduct
We have adopted a Supplier Code of Conduct applicable to all of our suppliers, their employees, agents, and subcontractors while conducting business with or on behalf of the Company. A copy of the Supplier Code of Conduct is available on our corporate website at www.americold.com.
Management Succession
The Board oversees the recruitment, development and retention of executive talent and plans for the succession of the CEO and other members of the Company’s senior management team. The Board has regular and direct exposure to the senior leadership of the Company. The Compensation Committee oversees the succession planning process.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, on the compensation committee or board of directors of any other company of which any members of our Compensation Committee or any of our Directors is an executive officer.
Other Directorships
Our Directors are prohibited from serving on more than five public company boards, including ours, with consideration given to their public company leadership roles and outside commitments. The Board conducts a review annually and has affirmed that all Directors are in compliance.
Investor Outreach
We believe that the relationship with our stockholders and investors is critical to our success. We value the opinions and input of our investors and regularly engage in participatory events and investor conferences. During 2022, we participated in multiple investor conferences, meeting with numerous current and prospective investors in separate meetings.

ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY AND GOVERNANCE
Sustainability Highlights
Corporate responsibility and sustainability are key elements of the Company’s global strategy and are integral to its goal of acting as a responsible corporate citizen. While the Company is focused on its financial results and creation of stockholder value, we are also committed to achieving these results in a way that respects the environment and the local communities in which we operate and in which our associates live. We believe that a sustainable future is essential to ensuring the health and well-being of our people, the users of our services and the communities that we touch. The Company’s 2022 Environmental, Social and Governance (“ESG”) Report can be found on the Company’s website at www.americold.com under “About Us - Sustainability/ESG” and contains additional information about our ESG programs.
We are a vital member of the food supply chain. Food safety and security and minimizing food waste are key aspects of our business purpose. Every Americold facility follows global food safety and quality standards. Our programs include strict temperature control, cleaning and sanitation, allergen control, preventive maintenance and pest control, all aimed at ensuring the quality and safety of food in our care and prevention of food waste. We constantly seek to balance the needs of our customers with regulatory compliance and the requirements of the Global Food Safety Initiative.
Operation of temperature-controlled warehouses is by its nature an energy intensive enterprise. However, we seek to provide value to society and to our business by strategically focusing on reducing our energy consumption and equivalent carbon emissions. We have been recognized by the Global Cold Chain Alliance’s Energy Excellence Recognition Program as the number one cold storage logistics company achieving Energy Excellence, with 203 of our facilities being awarded gold, silver or bronze certifications. We have been named a Food Logistics magazine’s Top Green service provider for each of the last six years and were named to Newsweek’s America’s Most Respected Companies List in 2022.
We seek solutions to reduce our environmental footprint to preserve our natural resources, reduce waste and save energy through our utilization of energy-efficient equipment and processes, energy generating systems, demand response programs, real-time energy monitoring and metering and rainwater harvesting to reduce demand on municipal water systems. By focusing on environmental efficiency through the implementation of cost-effective designs in our development of new properties, expansions, upgrades of existing facilities, and our increasing use of renewable energy, we are able to reduce our energy costs, deliver products and services which help us attract and retain customers and generate cash flow while reducing operational risk. Americold launched its long-term solar strategy in 2013 and at the end of 2022, we manage a total of sixteen solar projects supplying power to fourteen Americold facilities. In 2022, we completed two solar projects; one in California and one in Australia. We have completed installation of one natural gas fuel cell facility and continue to evaluate additional sites for other opportunities. We also have one anaerobic digestion operation that provides 100% of its facility’s electrical needs on a normal winter day and about 70% on a summer day. We have made significant progress on replacing less efficient metal halide and florescent lighting systems with motion-activated LED lighting, converting 185 of our legacy facilities to further reduce our kWh usage. In total, from 2018 through 2022, Americold has made significant investments in sustainability projects, completing 47 individual projects reducing KWh and our overall metric ton carbon-dioxide emissions (MTCO2E). These projects have resulted in a reduction of over 5,438 MTCO2E.

Energy efficiency is only one aspect of Americold’s commitment to environmental stewardship. Cold storage facilities utilize significant amounts of water in the cooling process. We are committed to reducing water usage, allowing us to reduce our reliance on municipal water and to reduce our wastewater treatment costs and storm water runoff. We currently operate ten rainwater harvesting systems, with additional projects on the way.
We continue to evaluate and utilize these and other energy saving equipment and processes, including, among others, anaerobic digestion to create renewable energy, solar and wind, in our facilities in order to utilize energy more efficiently, thereby reducing our energy costs and the impact of our operations on the environment. Our internal Energy Awards Program incentivizes our local teams to be accountable for their energy usage. This program provides a mechanism through which management and our Board can monitor progress against our strategic sustainability goals and manage associated risks.
Social Responsibility
We are committed to supporting the communities in which we live and work. Our work in our local communities is critical to our business purpose. Locations are the key to our business and to have a strong presence in critical locations requires that we foster and maintain good working relationships with the communities in which our facilities are located. By investing in our communities through volunteerism and charitable programs we create relationships that benefit our associates, our customers and our stockholders. The Company supports numerous charitable contribution programs providing corporate and local site level contributions and support to various charities, including Feed the Children, Hero Box, the Susan G. Komen Foundation and the Americold Foundation. In addition, the Company focuses on human capital management to promote diversity and inclusiveness in our workforce. We sponsor our Americold University to help build our talent pool through training and development of our associates. See our 2022 ESG Report on our website: www.americold.com under “About Us - Sustainability/ESG.”
Corporate Governance
Good governance is key to building our business long-term. By ensuring strong oversight at all levels of the Company, we continue to build on our strong foundation, creating value for our stockholders and supporting sustained financial and operating performance.
We are committed to maintaining strong governance practices, and we believe that the Company has created a stockholder-friendly corporate governance structure which we believe aligns our interests with the interests of our stockholders as highlighted below:
•All of the members (except the CEO) of our Board are independent
•The roles of Chairman and CEO are separated
•Each member of our Audit, Compensation, Nominating and Corporate Governance, and Investment Committees is independent
•Three members of our Audit Committee are financial experts and each member is financially literate
•Our Board contains a diverse mix of gender, geography, backgrounds, skill set, tenure and experience
•The Company does not have a classified board; each member of the Board stands for election every year

•The Company’s bylaws provide for proxy access by stockholders meeting specified criteria
•Directors are elected under a majority vote standard
•The Company has elected to opt out of the Maryland business combination statute and control share acquisition statute
•The Company has no stockholder rights plan or poison pill provision
•Our Board holds executive sessions of independent Directors
•Our Board conducts annual Board and committee self-evaluations
•Our Board has established codes of conduct for Directors, executives, associates and suppliers
•The Company has established Director and executive stock ownership and holding requirements
•Directors and executives are prohibited from pledging or hedging our common stock
•The Company has adopted an ESG Report, which can be seen on our website: www.americold.com under the “About Us - Sustainability/ESG.”

INFORMATION REGARDING EXECUTIVE OFFICERS
The following table sets forth certain information regarding our current executive officers as of April 1, 2023. There are no family relationships among any of our executive officers.

Name	Age	Position(s)
George F. Chappelle Jr.	61	Chief Executive Officer and Director
Marc J. Smernoff	49	Chief Financial Officer, Treasurer and Executive Vice President
Robert S. Chambers	40	Chief Commercial Officer and Executive Vice President
Samantha L. Charleston	52	Chief Human Resources Officer and Executive Vice President
R. Scott Henderson	45	Chief Investment Officer and Executive Vice President
David C. Moore	56	Chief Operating Officer - North America and Executive Vice President
James C. Snyder, Jr.	59	Chief Legal Officer, Executive Vice President and Secretary
Richard C. Winnall	49	Chief Operating Officer - International and Executive Vice President
Thomas C. Novosel	64	Chief Accounting Officer and Senior Vice President
George F. Chappelle Jr.
See “Information Regarding The Nominees” for biographical information regarding Mr. Chappelle.
Marc J. Smernoff

Mr. Smernoff has served as our Chief Financial Officer and Executive Vice President since August 2015 and as Treasurer since March 2023. Prior to that, he served as our Chief Administrative Officer and Executive Vice President from August 2014 until August 2015. From August 2004 through April 2015, he served as a Director at The Yucaipa Companies, LLC. Prior to joining Yucaipa, from 2003 to 2004 he was a Manager in the Transaction Services group at KPMG, and from 2000 through 2002, he was an associate at Wells Fargo Securities. Mr. Smernoff was a member of our Board from March 2008 until December 2009. Mr. Smernoff is a member of the National Association of Real Estate Investment Trusts (NAREIT) Best Financial Practices Council and is Chair of the NAREIT CFO Council. Mr. Smernoff is a Certified Public Accountant. He received his bachelor’s degree from the University of California, Santa Barbara and his M.B.A. from the UCLA Anderson School of Management.

Robert S. Chambers

Mr. Chambers re-joined Americold in January of 2020 as Executive Vice President and Chief Commercial Officer. Mr. Chambers currently serves on the Board of the Global Cold Chain Alliance. Prior to that he served as the Chief Financial Officer of Saia LTL Freight (NASDAQ: SAIA) from May of 2019 through January of 2020. Mr. Chambers previously served as Americold’s Vice President, Commercial Finance from September of 2013 through April of 2019. Before originally joining Americold, Mr. Chambers was the Senior Director of Finance for CEVA Logistics from 2010 through 2013. Prior to that, he was a Manager in the Audit and Advisory practice at KPMG. Mr. Chambers is a Certified Public Accountant.  He received both his bachelor’s degree and his Masters of Accounting degree from Stetson University.

Samantha L. Charleston

Ms. Charleston joined Americold as Executive Vice President and Chief Human Resources Officer in January 2022. She is responsible for leading all talent initiatives to support the overall business direction and formulating appropriate organization strategies for the future development, attraction, onboarding, and retention of high-caliber talent. Ms. Charleston has deep experience in HR and the supply chain with a proven record of accelerating performance, building organizational capability, and developing talent across a variety of companies. Prior to joining our company, she was Senior Vice President, Human Resources, Talent & Culture at Newell Brands (NASDAQ: NWL). Before joining Newell Brands, she spent over 20 years with Kraft Foods, now The Kraft Heinz Company (NASDAQ: KHC) in roles spanning logistics, customer service, change management, and HR. She currently serves as a member of the Board of Directors for Second Nature Brands. Ms. Charleston holds a bachelor’s degree in Psychology from Clark Atlanta University and a master’s degree in Business Administration from Lake Forest Graduate School of Management.

R. Scott Henderson

Mr. Henderson was appointed Executive Vice President and Chief Investment Officer in March 2023, after serving as Senior Vice President, Capital Markets, Treasury and Investor Relations since joining the company in 2018. Mr. Henderson is responsible for leading Americold’s investment and other capital allocation activities. He has deep experience across capital markets, M&A, corporate finance and investor relations. Mr. Henderson has more than 18] years experience in the commercial real estate and REIT sectors, including with SITE Centers, STAG Industrial and in REIT finance at Citizens Bank. Mr. Henderson holds a BSBA from Washington University in St. Louis and an MBA from Columbia University Business School.

David C. Moore

Mr. Moore was appointed Chief Operating Officer, North America in August 2022, after serving as Senior Vice President, Quality Assurance & Integrations since joining the company in January 2022. Mr. Moore is responsible for leading Americold’s North America operations and critical support functions to enable the organization to drive efficiency and provide best-in-class service to customers. Mr. Moore has more than 32 years of leadership experience in supply chain and operations. Prior to joining Americold he served as Chief Operating Officer at AGRO Merchants Group. He has served as Vice President, Operations – Inbound to Manufacturing at DHL Supply Chain, Regional Vice President at Americold and other leadership roles at Ryder Logistics and Daimler Chrysler. Mr. Moore holds a Bachelor of Arts in Materials and Logistics Management degree from Michigan State University and an MBA from the University of Detroit.

James C. Snyder, Jr.

Mr. Snyder has served as our Chief Legal Officer and Executive Vice President since March 2018. Prior to joining our team, Mr. Snyder served as the Chief Legal Officer to Pet Retail Brands, Inc. (a privately-held company) from 2017 to 2018. Prior to that, Mr. Snyder served as Senior Vice President, General Counsel and Secretary, of Family Dollar Stores, Inc., now Dollar Tree, Inc. (NASDAQ: DLTR), from 2009 until 2015. Before joining Family Dollar Stores, Inc., Mr. Snyder was employed by The Home Depot, Inc. (NYSE: HD) from 2001 until 2009, where his last position was Vice President and Associate General Counsel for Legal and Risk Management. Mr. Snyder received his bachelor’s degree from Wake Forest University and received his juris doctorate with Honors from the George Washington University Law School.

Richard Winnall

Mr. Winnall was appointed Chief Operating Officer, International in August 2022. He joined Americold in January of 2019 as the Managing Director, International and held the role of Managing Director, Asia Pacific and Latin America prior to his appointment as Chief Operating Officer, International. Mr. Winnall is responsible for leading Americold’s International operations and critical support functions to enable the organization to drive efficiency and provide best-in-class service to customers. Mr. Winnall has deep executive experience within some of the largest logistics companies in the world, having previously served at DHL Supply Chain (DPDHL Group) in Asia Pacific and Europe, Middle East & Africa, and Linfox in the Asia Pacific region. He holds a Master of Science Management, Intermodal Transport from the University of Denver, Colorado, and a Master of International Business from Swinburne University, Melbourne, and is a graduate of the GAICD International Company Directors Program.
Thomas C. Novosel
Mr. Novosel has served as our Chief Accounting Officer and Senior Vice President since October 2013. Prior to joining our team, Mr. Novosel served as Chief Accounting Officer at Equity Lifestyle Properties (NYSE: ELS) from April 2012 to April 2013. From April 2010 to March 2012, he was an Audit Partner at Mueller & Company. From August 2005 to August 2009, Mr. Novosel was the National Managing Partner for the Construction, Real Estate and Hospitality practice at Grant Thornton. From April 2001 to October 2004, he served as Chief Accounting Officer at Apartment Investment and Management Company (NYSE: AIV). Prior to that he was an Audit Partner at Ernst & Young LLP. Mr. Novosel is a Certified Public Accountant. He received his bachelor’s degree in public accounting from Loyola University of Chicago.

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our stockholders are entitled to vote at the Annual Meeting to approve, on an advisory basis, the compensation of the Company’s Named Executive Offices (“NEOs”) as disclosed in this Proxy Statement pursuant to the rules of the SEC. This stockholder vote on the compensation of our NEOs is an advisory recommendation only and is not binding on the Company, our Board or our Compensation Committee. At last year’s annual meeting, over 85.7% of the votes cast were cast to approve executive compensation.
Below are summaries of key business highlights and executive compensation highlights from 2022, which the Board believes support a vote in favor of the Say-On-Pay proposal.
2022 Business Performance
During the years ended December 31, 2022 and 2021, our business and financial results were negatively impacted by macro-economic headwinds and disruptions in (i) the food supply chain; (ii) our customers’ production and transportation of goods; (iii) the labor market impacting associate turnover, availability and cost; and (iv) the macroeconomic environment including the impact of inflation on the cost to provide our services.
During 2022 we made significant progress on restoring the profitability of our warehouse segment following the challenges experienced throughout 2021. We significantly repriced our warehouse business, drove strong improvements in economic occupancy, improved our customer service, and were laser focused on controlling the controllable in the face of a challenging labor and power environment.
During 2022, our total revenue increased 7.4% and Core EBITDA increased 5.3% over prior year.* Our warehouse segment revenue and NOI increased by 10.4% and 8.5%, respectively driven both by an increase in economic occupancy of 300 basis points and increases in rent and storage revenue per economic occupied pallet of 6.9% and total warehouse services revenue per throughput pallet of 7.4% as compared to the prior year. Our transportation segment revenue and NOI increased 0.4% and 61.4%, respectively. Our managed segment revenue and NOI decreased slightly, due to the wind down of the business that we exited during the fourth quarter of 2022.
* See Appendix A to this Proxy Statement for additional information about Core EBITDA, including a reference to our GAAP financial statements.
2022 Executive Compensation Highlights
As described more fully in the “Compensation Discussion and Analysis” of this Proxy Statement, our executive compensation program is designed to reward superior corporate performance as well as individual NEO contributions to the Company’s annual and long-term goals.
In support of those goals, we:
•Pay for performance;
•Include both annual cash incentives and long-term incentives to balance our performance;
•Seek to align our compensation program with the interests of our stockholders; and
•Target above-budget performance and set aggressive goals.
The Board is asking our stockholders to vote in favor of our NEO compensation as described in this Proxy Statement. This Say-On-Pay proposal allows our stockholders to express their opinion with respect to our NEOs’ compensation. However, this vote is not intended to focus on any particular item of compensation but is rather intended to address the overall compensation of our NEOs and the philosophy, policies, and practices underlying the compensation of our NEOs as described in this Proxy Statement.

The vote is advisory only, and not binding on the Company, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for the overall design and administration of our executive compensation program, and the Board as a whole, value the opinion of our stockholders as expressed in this Say-On-Pay vote. The outcome of this vote will be considered in future compensation decisions.
Therefore, we ask that the stockholders vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Americold Realty Trust approve, on a non-binding, advisory basis, the compensation of the named executive officers as described in the Company’s Proxy Statement for its 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC under ‘Compensation Discussion and Analysis’ and the compensation tables and the narrative discussion following the compensation tables.”
Recommendation of the Board
The Board unanimously recommends a vote “FOR” the advisory resolution approving the compensation of our Named Executive Officers.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and the Board has directed that management submit the appointment of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting. This vote is to ratify prior action by the Audit Committee and will not be binding on the Audit Committee. However, the Audit Committee may reconsider its prior appointment or consider the results of this vote when it determines to appoint the Company’s independent auditors in the future.
The Audit Committee is responsible for the appointment, retention, compensation and oversight of the Company’s independent auditors for the purpose of conducting annual audits, issuing audit reports and performing reviews and other services. The independent auditors report directly to the Audit Committee and the Audit Committee meets in executive session with the independent auditors at each regular Audit Committee meeting.
The Audit Committee evaluates the performance of the independent auditors each year and determines whether to retain the current auditors or to consider other audit firms. As a part of this evaluation, the Audit Committee considers the quality and efficiency of the services provided and the firm's knowledge and expertise in the Company’s industry. Based on this evaluation, the Audit Committee appointed Ernst & Young LLP to serve as the Company’s independent public accounting firm for the year ending December 31, 2023. Ernst & Young LLP has audited the financial statements of the Company and its subsidiaries since 2010.
The Audit Committee is ultimately responsible for negotiation of the audit fees associated with the services performed by its independent auditors. The fees we paid to Ernst & Young LLP in 2021 and 2022 are presented in the table below.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they wish to do so. The representatives are expected to be available to respond to appropriate questions from stockholders.

Recommendation of the Board
The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent, registered public accounting firm
Fees Billed to the Company by Ernst & Young LLP
Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2022 and 2021. During 2022 and 2021, the aggregate fees for services provided by Ernst & Young LLP in the following categories were as follows:

	2022	2021
Audit Fees(1)	$8,730,750	$9,653,827
Audit-Related Fees(2)	$566,702	$1,558,735
Tax Fees(3)	$3,833,868	$4,826,544
All Other Fees(4)	—	$125,000
Total Fees	$13,131,320	$16,164,106
(1)    Audit Fees consisted primarily of fees for audits of the Company’s annual consolidated financial statements and required statutory audits, the reviews of our quarterly financial statements and internal control over financial reporting and registration statement related services performed pursuant to SEC filing requirements.
(2)    Audit-Related Fees in 2022 consisted primarily of fees for financial due diligence in connection with acquisitions and other potential transactions.
(3)    Tax Fees consisted of fees related to tax compliance services, acquisition tax due diligence and structuring, tax planning and transfer pricing services.
(4) All Other Fees consist of permitted corporate finance assistance and permitted advisory services.
Pre-Approval of Services
Pursuant to its Policy for Pre-Approval of Independent Auditor Services, the Audit Committee pre-approves all audit and permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is required in order to assure that the provision of such services is consistent with the SEC’s rules on auditor independence. The policy provides for general pre-approval of certain specified services and specific pre-approval of all other permitted services and proposed services exceeding pre-approved cost levels. The policy authorizes the Audit Committee to delegate pre-approval authority with respect to permitted services to one or more of its members. Any member or members to whom authority is delegated must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.
AUDIT COMMITTEE REPORT
The Audit Committee of the Board oversees the financial reporting process of the Company, on behalf of the Board, consistent with the Audit Committee’s written charter. Management has the primary responsibility for preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the Company’s system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management. The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, the Company’s audited financial statements as of and for the year ended December 31, 2022. Prior to the commencement of the audit, the Audit Committee discussed with the Company’s management and independent registered public accounting firm the overall scope and plan for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations and reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.
The foregoing report has been furnished by the Audit Committee as of February 14, 2023.
George J. Alburger, Jr. – Chair
Kelly H. Barrett
Pamela K. Kohn
Andrew P. Power
The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC, subject to Regulation 14A or 14C, or the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth information as of April 1, 2023 regarding the beneficial ownership of our common stock by each person known by us to beneficially own 5% or more of our outstanding common shares, each of our Directors and NEOs, and all of our Directors and executive officers as a group.
Beneficial ownership for purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof, or has the right to acquire any such powers within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise set forth below, the address of each beneficial owner is c/o Americold Realty Trust, 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, GA 30328.

	Number of common shares beneficially owned	Percentage of common shares beneficially owned
5% stockholders:
Cohen & Steers, Inc.(1)	45,041,655	16.7%
The Vanguard Group(2)	38,047,085	14.2%
APG Asset Management US Inc.(3)	18,050,750	6.7%
Blackrock, Inc.(4)	17,985,250	6.7%
Capital Research Global Investors(5)	16,235,857	6.0%
Norges Bank(6)	15,612,387	5.8%
Named executive officers and Directors:
George F. Chappelle Jr.(7)	53,162	*
Marc J. Smernoff(8)	213,319	*
Robert S. Chambers(9)	49,972	*
Samantha Charleston(10)	9,002	*
David C. Moore(11)	105,190	*
George J. Alburger, Jr.(12)	75,795	*
Kelly H. Barrett(13)	22,948	*
Robert L. Bass(14)	7,092	*
Antonio F. Fernandez(15)	13,948	*
Pamela K. Kohn(16)	7,092	*
David J. Neithercut(17)	13,948	*
Mark R. Patterson(18)	36,525	*
Andrew P. Power(19)	28,905	*
All current executive officers and Directors as a group (15 persons)	682,917	*

* Indicates beneficial ownership of less than 1% of our outstanding common shares.

(1) Based solely on information contained in a Form 13G/A filed by Cohen & Steers, Inc. (Cohen & Steers”) with the SEC on February 14, 2023. Cohen & Steers has sole voting power with respect to 33,224,044 shares and shared voting power with respect to no shares. Cohen & Steers has sole dispositive power with respect to 45,041,655 shares and shared dispositive power with respect to no shares. Cohen & Steers is the parent of Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act (the “Act”)(“C&S Capital Management’), which has sole voting power with respect to 33,120,905 shares and shared voting power with respect to no shares. C&S Capital Management has sole dispositive power with respect to 44,762,452 shares and shared dispositive power with respect to no shares. Cohen & Steers is the parent of Cohen & Steers UK Ltd, an investment advisor registered under Section 203 of the Act, which has sole voting power with respect to 70,408 shares, shared voting power with respect to no shares, sole dispositive power with respect to 246,112 shares and shared dispositive power with respect to no shares. Cohen & Steers is the parent of Cohen & Steers Asia Ltd, an investment advisor registered under Section 203 of the Act, sole dispositive power with respect to no shares and shared dispositive power with respect to no shares. Cohen & Steers is the parent of Cohen & Steers Ireland Limited, which has sole voting power with respect to 33,091 shares, shared voting power with respect to no shares, sole dispositive power with respect to 33,091 shares and shared dispositive power with respect to no shares. The address of Cohen & Steers is 280 Park Avenue, 14th Floor, New York, NY 10017.

(2) Based solely on information contained in a form 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 9, 2023, Vanguard is an investment manager to various investment funds and as such has investment discretion with respect to those funds. Vanguard has sole voting power with respect to no shares and shared voting power with respect to 389,237 shares. Vanguard has sole dispositive power with respect to 36,808,057 shares and shared dispositive power with respect to 625,527 shares. Vanguard may be deemed to share voting and dispositive power with respect to shares owned by its affiliates. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(3) Based solely on information contained in a Form 13G/A filed by APG Asset Management US Inc (“APG US”) on January 12, 2023. APG US has sole voting power with respect to no shares and shared voting power with respect to 18,050,756 shares. APG US has sole dispositive power with respect to no shares and shared dispositive power with respect to 18,050,756 shares. APG Asset Management, N.V. (“APG NL”) is wholly-owned by APG Groep, N.V. (“APG Groep”) and is the investment manager with respect to the shares beneficially owned. Pursuant to an Investment Management Agreement, APG NL has delegated its investment and voting power with respect to such shares to APG Asset Management US, Inc., which is its wholly-owned subsidiary. Stichting Pensioenfunds ABP is the majority owner of APG Groep. By virtue of this relationship each of the Reporting Persons may be deemed to share beneficial ownership of the shares and may be deemed to be a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended). However, each Reporting Person disclaims membership in any such group and, further, disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein.

(4) Based solely on information contained in a Form 13G/A filed by Blackrock, Inc. (“Blackrock”) with the SEC on February 1, 2023. Blackrock is the parent of various subsidiaries that hold, in the aggregate, 17,985,250 shares. Of the shares held by Blackrock, it has sole voting power with respect to 17,073,907 shares and sole dispositive power with respect to 17,985,250 shares. The address of Blackrock is 55 E. 52nd Street, New York, NY 10055.

(5) Based solely on information contained in a Form 13G filed by Capital Research Global Investors with the SEC on February 13, 2023. Capital Research Global Investors is ("CRGI") is a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the "investment management entities"). CRGI's divisions of each of the investment management entities collectively provide investment management services under the name "Capital Research Global Investors." CRGI has sole voting and sole dispositive power with respect to, and is deemed to be the beneficial owner of, 16,235,587 shares. CRGI disclaims beneficial ownership with respect to such shares. The address of CRGI is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071

(6) Based solely on information contained in a Form 13G by Norges Bank with the SEC on February 14, 2023. Norges Bank holds 15,612,387 shares invested on behalf of the Government of Norway. Norges Bank has sole voting power with respect to 15,593,508 shares, sole dispositive power with respect 15,593,508 shares and shared dispositive power with respect to 18,879 shares. The address of Norges Bank is Bankplassen 2, PO Box 1179 Sentrum, NO 0107, Oslo, Norway.

(7) Consists of vested OP Units convertible into common stock.

(8) Consists of 181,237 shares of common stock owned and 32,082 vested OP Units convertible into common stock.
(9) Consists of 9,632 shares of common stock owned and 40,340 vested OP Units convertible into common stock.
(10) Consists of vested OP Units convertible into common shares.
(11) Consists of 100,564 shares of common stock owned and 4,626 vested OP Units convertible into common stock.
(12) Consists of 14,957 shares of common stock owned, 46,890 deferred RSUs, 9,138 vested OP Units convertible into common stock and 4,810 OP Units vesting within 60 days.
(13) Consists of 15,147 shares of common stock owned, 2,991 vested OP Units convertible into common stock and 4,810 RSUs convertible into common stock vesting within 60 days.
(14) Consists of 2,282 vested OP Units convertible into common shares and 4,810 OP Units vesting within 60 days.
(15) Consists of 2,991 shares of common stock, 6,147 vested OP Units convertible into common stock and 4,810 OP Units vesting within 60 days.
(16) Consists of 2,282 vested OP Units convertible into common stock and 4,810 OP Units vesting within 60 days.
(17) Consists of 9,138 vested OP Units convertible into common stock and 4,810 OP Units vesting within 60 days.
(18) Consists of 14,957 shares of common stock owned, 14,835 vested OP Units convertible into common stock and 6,733 OP Units vesting within 60 days.
(19) Consists of 14,957 shares of common stock, 9,138 vested OP Units convertible into common stock and 4,810 OP Units vesting within 60 days.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

	As of December 31, 2022
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)(2)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,947,850	$9.81	9,645,216
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,947,850(3)	$9.81	9,645,216(4)
(1)        The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(2)        The weighted-average remaining contractual term of the Company’s outstanding options as of December 31, 2022 was 3.6 years.
(3)        Represents 1,887,457 shares for issuance under the Americold Realty Trust 2010 Equity Incentive Plan (the “2010 Plan”), the Americold Realty Trust 2008 Equity Incentive Plan and the Americold Realty Trust 2017 Equity Incentive Plan (the “2017 Plan”), of which 105,498 shares were subject to outstanding options, 984,004 shares were subject to outstanding RSU awards and 797,955 shares were subject to outstanding OP Unit awards. Additionally, this includes 60,393 shares for issuance under the Americold Realty Trust 2020 Employee Stock Purchase Plan.
(4)        Represents 4,853,762 shares remaining available for future issuance under the 2017 Plan and 4,791,454 shares remaining available for future issuance under the 2020 Employee Stock Purchase Plan.
For more information regarding securities authorized for issuance under our equity compensation plans prior to the IPO see Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the material elements of our executive compensation program for fiscal year 2022, providing an overview of our executive compensation philosophy, processes, practices, pay components and pay decisions for our Named Executive Officers (“NEOs”). It provides details on how and why the Compensation Committee of our Board (the “Compensation Committee”) arrived at executive pay decisions and the key factors considered in making those decisions.
Our NEOs, listed below, included all individuals that served as our chief executive officer, our chief financial officer and the three next most highly compensated executive officers during the fiscal year:

2022 NEO	Role
George F. Chappelle Jr.(1)	Chief Executive Officer (interim through February 23, 2022)
Marc J. Smernoff	Executive Vice President and Chief Financial Officer
Robert S. Chambers	Executive Vice President and Chief Commercial Officer
David C. Moore	Executive Vice President and Chief Operating Officer, North America
Samantha L. Charleston	Executive Vice President and Chief Human Resources Officer
(1) Mr. Chappelle was appointed permanent CEO on February 24, 2022.

Business Performance
During the years ended December 31, 2022 and 2021, our business and financial results were negatively impacted by macro-economic headwinds and disruptions in (i) the food supply chain; (ii) our customers’ production and transportation of goods; (iii) the labor market impacting associate turnover, availability and cost; and (iv) the macroeconomic environment including the impact of inflation on the cost to provide our services.

During 2022 we made significant progress on restoring the profitability of our warehouse segment following the challenges experienced throughout 2021. We significantly repriced our warehouse business, drove strong improvements in economic occupancy, improved our customer service, and were laser focused on controlling the controllable in the face of a challenging labor and power environment.

During 2022, our total revenue increased 7.4% and Core EBITDA increased 5.3% over prior year.* Our warehouse segment revenue and NOI increased by 10.4% and 8.5%, respectively driven both by an increase in economic occupancy of 300 basis points and increases in rent and storage revenue per economic occupied pallet of 6.9% and total warehouse services revenue per throughput pallet of 7.4% as compared to the prior year. Our transportation segment revenue and NOI increased 0.4% and 61.4%, respectively. Our managed segment revenue and NOI decreased slightly, due to the wind down of the business that we exited during the fourth quarter of 2022.
* See Appendix A to this Proxy Statement for additional information about Core EBITDA, including a reference to our GAAP financial statements.
Executive Compensation Philosophy and Practices
The foundational aim of our executive compensation philosophy is to attract and retain the top talent required to drive our Company forward while ensuring the interests of our executive team and stockholders are strongly aligned. We strive to provide a total compensation package for our executive officers that is reasonable, competitive to market, and allows for flexibility to differentiate pay based on performance and contributions to the overall success of the organization.

We implement our philosophy in many ways including:
•Annually reviewing our executive compensation practices against our peer group and market data;
•Administering annual performance assessments for our CEO and our other executives that focus on individual performance against strategic goals and leadership impact;
•Ensuring a significant portion of our NEOs’ compensation is variable pay;
•Providing annual cash incentives tied to annual Company financial performance and individual objectives that are measurable and align with strategic initiatives of the Company;
•Offering a competitive mix of long-term incentives that have a multi-year vesting period for time-based awards, and a significant emphasis on multi-year total stockholder return performance for performance-based awards;
•Implementing meaningful stock ownership guidelines that align our executives’ interests with those of our stockholders;
•Mitigating risk with our recoupment or “clawback” policy on incentive compensation; and
•Focusing on a competitive range around market rates and assessing the mix of pay components to ensure that it supports a pay-for-performance culture.
We have designed our compensation program to provide our executive officers with a competitive mix of cash and equity in the form of base salary, annual cash bonuses and long-term equity incentives that encourages decision-making that is aligned with the long-term interests of our stockholders. This is accomplished by tying a significant portion of our variable pay components to overall Company financial results, individual performance that aligns with the Company’s core business objectives and awarding equity that is tied to market performance and vests over a 3-year period.
The chart below sets forth the mix of total target compensation in 2022 for our Chief Executive Officer and the average of all other NEOs.
CEO Target Pay Mix             NEOs Target Pay Mix

Compensation Best Practices

The Compensation Committee is committed to maintaining industry-leading best practices in the compensation of our NEOs.

Our compensation program is aligned with our short- and long-term performance and reflects best practices to ensure sound corporate governance. As illustrated above, the vast majority of our NEO’s compensation is subject to forfeiture (“at risk”). In addition, with the exception of base salary and time-based RSUs, all compensation is performance-based. NEO’s are also subject to stock ownership guidelines, and the securities they are required to hold under those guidelines will continue to fluctuate with our stock price.

What We Do

✓	Strong emphasis on performance-based compensation with a significant portion of overall compensation tied to Company performance	✓	Compensation Committee, like all of the Board committees, comprised solely of independent directors and advised by independent compensation consultant
✓	Aggressive annual Core EBITDA and multi-year Total Shareholder Return Targets	✓	Meaningful share ownership requirements for executives
✓	Mix of annual cash and long-term incentives	✓	Annual Say-on-Pay vote
✓	Annual cash incentives for NEOs limited to 175% payout maximum	✓	Require compensation committee approval of performance results for purposes of NEO compensation
✓	Rigorous and subjective measures tied to both Company and individual performance	✓	Condition severance payments upon a release of claims and compliance with restrictive covenants
✓	Double-trigger change-in-control severance benefits	✓	Robust clawback policy for incentive compensation paid to our executive officers

What We Don’t Do

x	Discount or reprice stock options; permit liberal share recycling or “net share counting” upon exercise of options	x	Guarantee incentive awards for executives
x	Provide incentives that encourage excessive risk-taking	x	Provide single-trigger change in control acceleration of equity awards or severance payments
x	Provide tax gross-ups on severance, change-in-control or other termination payments

Process for Determining Executive Compensation
Our Compensation Committee believes that to attract, motivate and retain talented, high-caliber executive officers, we need to provide annual compensation, including cash and equity-based incentives, that is competitive, yet aligns with the interests of our stockholders. Pay-for-performance continues to be a priority, both through Company financial and market performance, as well as long-term growth and strategic objective attainment.
Role of our Compensation Committee
The Compensation Committee is responsible for approving our executive compensation design, philosophy and overall programs for our NEOs, which include:
•Determining annual and long-term performance goals;
•Setting target compensation;

•Designing incentive compensation programs;
•Determining payouts against performance;
•Reviewing and approving on-going compensation and benefits components; and
•Evaluating and approving equity awards.
The Compensation Committee acts independently, but works closely with our Board, our executive management team and our independent compensation consultant in its decision-making process.
Role of our Independent Compensation Consultant
The Compensation Committee has the discretion to retain its own compensation consultant to assist in carrying out its responsibilities. For 2022, the Compensation Committee continued to engage the services of Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant that reports to the Compensation Committee. The Compensation Committee considered the independence factors prescribed by applicable regulations and concluded that none of the work done by Meridian raised any conflict of interest. Meridian provides no services to the Company other than the compensation services described herein
Meridian provides the Compensation Committee guidance regarding executive compensation components, including base pay, annual cash incentives and long-term incentives, and how these compare to (1) our custom peer group of similarly situated companies, and (2) relevant external market data from compensation surveys that target REIT, logistics and transportation industries. Meridian also reviews and provides market data on director compensation, informs the Committee of governance and regulatory trends and developments, conducts risk assessments and provides general advice and support to the Compensation Committee.
Representatives from Meridian attend Compensation Committee meetings as requested, and also communicate with the Compensation Committee outside of these meetings. Meridian meets with members of management periodically to support the process and works with management to develop proposals for the Compensation Committee’s consideration.
Role of our Executive Management Team
To the extent requested, our executive management team provides input on matters to the Compensation Committee as it evaluates, designs and implements our executive compensation program. Our CEO provides recommendations regarding compensation matters with respect to the executive team, but not with respect to his own compensation. The Compensation Committee carefully reviews these recommendations, absent any members of the management team, and consults with the independent compensation consultant before making final determinations to compensation changes. We believe this process ensures that our executive compensation program effectively aligns with our overall executive compensation philosophy and interests of our stockholders.
Say-on Pay Vote and Compensation Actions Taken
At last year’s annual meeting, over 85% of the votes cast were cast to approve executive compensation. As a result of this approval, the Compensation Committee believes that stockholders broadly support our compensation policies, and the Compensation Committee continued to apply the same overall principles to determine the amounts and types of executive compensation for 2022.
The Compensation Committee will continue to monitor best practices, future advisory votes on executive compensation and other stockholder feedback to guide it in evaluating our NEO compensation program. The Compensation Committee invites our stockholders to communicate any concerns or opinions on executive pay directly to our Board. Please refer to “Corporate Governance - Communications by stockholders and Other Interested Parties” for information about communicating to our Board.
Components of Compensation
The following is a description of our key pay components which include base salary, annual cash incentive compensation, and long-term equity compensation for our NEOs for 2022.

Pay Component	Purpose	Type	Additional Details
Base Salary	Attract and retain top talent	Cash	Reviewed against the executive’s experience, current performance, role within the organization and similarly situated executives in our peer group/market data
Annual Cash Incentive	Motivate our executive team to accomplish annual business/individual performance goals that contribute to the long-term business objectives	Cash	Earned based on attainment of 1) total company EBITDA results, which made up 70% of total incentive; and 2) individual strategic objectives, which made up 30% of total incentive.
Long-Term Incentive	Retain talent to deliver long-term sustainable performance and align executive rewards with long-term stockholder return	Equity
Mix of performance-based and time-based RSUs or OPUs accounting for 75% and 25% of the value, respectively

Performance-based awards with a 3-year relative TSR performance metric that must be attained in order to vest and time-based awards with a 3-year ratable vesting

Base Salary
The annual base salary component provides each executive with a fixed minimum amount of annual cash compensation. In establishing base salaries for our NEOs, the Compensation Committee considers the role, experience, overall responsibilities, market compensation data, as well as the NEO’s individual performance and achievement of specific goals that were established for the year. The Compensation Committee reviews base salaries annually. Each year during our annual performance cycle, the CEO assesses the other executives and provides feedback to the Compensation Committee. In addition, the Compensation Committee evaluates the CEO’s performance. The Compensation Committee, on a case-by-case basis, may adjust base salaries during the course of the year outside of the annual review process. Base salary levels also affect annual cash incentive compensation since each NEO’s target bonus opportunity is expressed as a percentage of base salary.
For fiscal year 2022, after considering market data, evaluating the scope and complexity of the role and appointment as the permanent Chief Executive Officer, the Compensation Committee approved a base salary for Mr. Chappelle of $1,000,000, which would be inclusive of any base salary paid during his interim status. Additionally, and as a result of his promotion from Senior Vice-President, Quality Assurance & Integration to Executive Vice-President and Chief Operating Officer, North America, the Committee approved a base salary increase for Mr. Moore from $400,000 to $475,000, or an 18.8% increase. No other base salary adjustments were made for our NEOs. The below table reflects base salaries before and after the respective increases:

NEO	Base Salary Beginning of 2022	Base Salary End of 2022	Percentage Change
George F. Chappelle Jr. (1)	$140,000 per month	$1,000,000	NA
Marc J. Smernoff	$525,000	$525,000	—%
Robert S. Chambers	$425,000	$425,000	—%
David C. Moore (2)	$400,000	$475,000	18.8%
Samantha L. Charleston	$425,000	$425,000	—%
(1) Reflects Mr. Chappelle’s monthly base salary per his interim CEO agreement at the beginning of 2022 and his base salary as permanent CEO at the end of 2022.
(2) Reflects Mr. Moore’s promotion effective on August 15, 2022.
Annual Incentive Plan
All of our NEOs are eligible to earn an annual cash award under our Annual Incentive Plan (“AIP”) that is tied to both the overall financial performance of the Company and to individual strategic objectives established at the beginning of each year. For 2022, annual cash awards were earned at the maximum payout level, at 175% of target.
Each executive’s annual cash incentive award was determined based upon the achievement of a threshold level of Core EBITDA and such executive’s overall performance against defined strategic objectives.
The key design elements of the 2022 AIP program were as follows:

Component	2022 Design	Rationale
Performance Metric	70% Core EBITDA 30% Individual Objectives	Profitable growth is a key element of our overall strategy, therefore greater weighting is placed on Core EBITDA.

Individual objectives provide for focus on key strategic non-quantitative goals and objectives that support the overall business strategy
Performance and Payout Range	Performance Range: Threshold: 95% of target Maximum: 104% of target Payout Range: Threshold: 50% of target Maximum: Up to 175% of target	Important to provide downside protection to mitigate against incentivizing risky behavior with an “all or nothing” approach to performance achievement, and to provide upside opportunity to recognize over-achievement towards aggressive stretch goals
Funding Mechanism	Funding: 100% Core EBITDA Allocation for NEOs: 70% Core EBITDA 30% Individual Objectives	Maintains Core EBITDA as sole funding mechanism and the primary driver, but allows for individual line of sight; parameters in place to ensure dollars available for individual performance cannot exceed pool available
The Compensation Committee reviews and approves the Company’s financial performance measurement and sets a threshold, target and maximum level of achievement that must be met in order for the AIP to pay out. Threshold is set at 95% of target Core EBITDA and Maximum is set at 104% of target Core EBITDA.
At below threshold achievement, no payout would be earned. At threshold achievement, our NEOs can earn 50% of their target, while the maximum payout opportunity is 175% of their target. For any financial performance at or above the threshold level, payouts would be calculated by linear interpolation based on performance levels up to the maximum amount.
The threshold, target and maximum AIP dollars for each of our NEOs in effect as of December 31, 2022 were as follows:

NEO	Target (%)	Threshold ($) 50% of Target	Target ($) 100%	Maximum ($) 175% of Target
George F. Chappelle Jr. (1)	160%	$800,000	$1,600,000	$2,800,000
Marc J. Smernoff	90%	$236,250	$472,500	$826,875
Robert S. Chambers	75%	$159,375	$318,750	$557,813
David C. Moore (2)	75%	$158,203	$316,406	$553,711
Samantha L. Charleston	60%	$127,500	$255,000	$446,250
(1)Pursuant to his offer letter entered into in conjunction with this appointment as the permanent Chief Executive Officer, Mr. Chappelle received a target bonus opportunity of 160% for fiscal year 2022. See “— Employment Agreements with Executive Officers — Chappelle Employment Arrangements” below.
(2)Mr. Moore’s target bonus target uses his prorated base salary as a result of his promotion during the year.
For 2022, the Core EBITDA threshold, target and maximum amounts under our AIP were as follows:

Financial Measurement ($ in millions)	Threshold (95% of Target)	Target	Maximum (104% of Target)
Core EBITDA (1)	$460.7	$484.9	$504.3
(1)Core EBITDA is a non-GAAP financial measure. See Appendix A for our reconciliation of Net loss to Core EBITDA.
In 2022, Core EBITDA was $499.8 million, however, for purposes of AIP, the Compensation Committee approved an adjustment to Core EBITDA to account for foreign currency fluctuations and site closures. This derived an adjusted Core EBITDA of $509.5 million and achievement of 105.1% of target. This resulted in a payout of 175% of the target bonus percentage opportunity for our NEOs.
The funding of the AIP for our executives is based on the overall Core EBITDA results. Once the performance results are determined, 70% is allocated to the NEO’s Core EBITDA portion of their bonus. The remaining 30% goes into a pool that is available for distribution based upon achievement of individual objectives. The CEO made recommendations to the Compensation Committee from the pool based on each executive’s individual performance and achievement against their individual objectives for the year. The Compensation Committee determined the amount for the CEO’s individual objectives using the same methodology.

Below are the actual payout details for each of our NEOs for 2022:

NEO	Target AIP ($)	Percent of Target Achievement for Core EBITDA	Actual Payout for Core EBITDA	Actual Payout for Individual Objectives	Total AIP Payout ($)	Total AIP Payout (as % of target)
George F. Chappelle Jr.	$1,600,000	175.0%	$1,960,000	$840,000	$2,800,000	175.0%
Marc J. Smernoff	$472,500	175.0%	$578,813	$248,063	$826,876	175.0%
Robert S. Chambers	$318,750	175.0%	$390,469	$167,344	$557,813	175.0%
David C. Moore	$316,406	175.0%	$387,597	$166,113	$553,710	175.0%
Samantha L. Charleston	$255,000	175.0%	$312,375	$133,875	$446,250	175.0%
Long-Term Incentive Plan
All of our NEOs were eligible to receive equity awards in 2022 under the 2017 Plan, which we refer to as our Long-Term Incentive Plan (“LTIP”). Our LTIP philosophy provides for a target value of equity that varies by role and takes into consideration market data, complexity of role and overall strategic fit. Our Compensation Committee believes that our LTIP, composed of equity-based compensation awards, enables us to attract, motivate, retain and adequately compensate executive talent. The Committee also believes these long-term awards continue to align with stockholder interests, with a majority percentage of the award value that is ultimately realized tied to the long-term performance of the Company.
In 2022, the Compensation Committee approved the award of both time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”) to our NEOs under the Plan. Our NEOs had the option to elect Operating Partnership Units, (“OPUs”) rather than restricted stock units, for both their time-based RSUs and performance-based RSUs awards.
OPUs represent a fractional undivided share of an ownership interest in our operating partnership. Subject to the terms of our operating partnership’s amended and restated limited partnership agreement and any additional restrictions included in the applicable award, holders of OPUs will be entitled to distributions, if any, made by our operating partnership with respect to the OPUs. Subject to certain conditions, once vested OPUs may be converted into common units of the operating partnership (“Common Units”). Holders of OPUs have similar voting rights as holders of Common Units, with the OPUs voting as a single class with the Common Units and having one vote per OPU. Each Common Unit acquired upon conversion of a vested OPU may be presented, at the election of the holder, for redemption for cash equal to the then fair market value of a common share of the Company, except that the Company may, at its election, acquire each Common Unit so presented for one common share.
For 2022, and in conjunction with the appointment to permanent Chief Executive Officer, the Compensation Committee approved a target value of $3,560,000 for Mr. Chappelle’s annual equity award. This decision took into account applicable market data and the one-time equity award with an estimated value of $1,260,000 that Mr. Chappelle received when he was appointed interim CEO in November, 2021. No other NEO received an increase in target value of equity in 2022.

NEO	Target Equity Value 2021	Target Equity Value 2022	Percentage Change
George F. Chappelle Jr. (1)	$1,260,000	$3,560,000	NA
Marc J. Smernoff	$1,100,000	$1,100,000	—%
Robert S. Chambers	$750,000	$750,000	—%
David C. Moore	$750,000	$750,000	—%
Samantha L. Charleston	$430,000	$430,000	—%
(1)2021 Target Equity Value reflects one-time award granted on November 2, 2021 in conjunction with Mr.Chappelle’s appointment to interim Chief Executive Officer with a vest in full date of May 2, 2022 and 2022 Target Equity Value reflects value of annual award as Chief Executive Officer.

Time-Based RSU or OPU Awards
For 2022, time-based RSU or OPU awards comprised 25% of the total LTIP value granted to our executive officers. These awards will vest ratably, one-third each year, on the first, second and third anniversary of the grant date.
Performance-Based RSU or OPU Awards
For 2022, PRSUs or performance-based OPUs (“POPUs”) comprised 75% of the total LTIP value granted to our executive officers. After reviewing peer group and industry benchmarks, the Committee approved a change to better align our Below Threshold, Threshold and Target Level Relative Market Performance percentile as outlined below:

Performance Level Threshold	2022 Relative Market Performance
High Level	75th percentile
Target Level	50th percentile
Threshold Level	25th percentile
Below Threshold Level	Below 25th percentile
Vesting of these awards will be determined based upon a comparison of the Company’s total stockholder return (“TSR”) on a relative basis to the MSCI U.S. REIT Index at the end of the applicable performance period (January 1, 2022 – December 31, 2024). The awards will vest, if at all, at the end of a three-year period contingent upon the achievement of the pre-established relative TSR goal. If the Company’s TSR is negative, in no event may the number of PRSUs or POPUs that vest exceed the target number of shares awarded.
These awards allow for performance level thresholds based on performance achievement as set forth below. The performance and payout results will be determined by using a linear interpolation between the performance levels.

Performance Level Threshold	Relative Market Performance	Market Performance Vesting
High Level	75th percentile	200% of Target Award
Target Level	50th percentile	100% of Target Award
Threshold Level	25th percentile	50% of Target Award
Below Threshold Level	Below 25th percentile	0% of Target Award
Below are the equity awards granted on March 8, 2022 to our NEOs:

NEO	Grant Date	# Awarded	OPU or RSU	POPU or PRSU	POPU or PRSU Performance Period
George F. Chappelle Jr.	March 8, 2022	131,755	32,939	98,816	Jan 1, 2022 - Dec 31, 2024
Marc J. Smernoff	March 8, 2022	40,711	10,178	30,533	Jan 1, 2022 - Dec 31, 2024
Robert S. Chambers	March 8, 2022	27,757	6,939	20,818	Jan 1, 2022 - Dec 31, 2024
David C. Moore	March 8, 2022	27,758	13,879	13,879	Jan 1, 2022 - Dec 31, 2024
Samantha L. Charleston (1)	January 3, 2022	15,352	15,352	—	N/A
Samantha L. Charleston	March 8, 2022	15,915	3,979	11,936	Jan 1, 2022 - Dec 31, 2024
(1) Ms. Charleston was awarded a one-time time-based equity award upon her hire, one half of which vested on January 3, 2023 and one half that will vest on January 3, 2024.
Peer Group
For 2022, the Compensation Committee approved a group of peer companies to be used for future benchmarking purposes for target compensation opportunities of certain roles. The peer group consists of the following 21 companies which represent a blend of REIT and operating companies.

C.H. Robinson Worldwide, Inc.	Fresh DelMonte Produce Inc.	SpartanNash Company
CubeSmart	Iron Mountain, Incorporated	STAG Industrial, Inc.
CyrusOne Inc.	J.B. Hunt Transport Services, Inc.	The GEO Group, Inc.
Duke Realty Corporation	Life Storage, Inc.	United Natural Foods, Inc.
EastGroup Properties, Inc.	QTS Realty Trust, Inc.	US Foods Holding Corp
Extra Space Storage Inc.	Rexford Industrial Realty, Inc.	W.P. Carey, Inc.
First Industrial Realty Trust, Inc.	Ryder Systems, Inc.	XPO Logistics, Inc.
Other Compensation Programs and Benefits
We provide the opportunity for our NEOs and other executive officers to receive certain health and welfare benefits and other limited perquisites which include:
Health and Welfare Benefits: All NEOs are eligible for medical, dental, vision, short- and long-term disability and life insurance in which the Company pays for the associated premiums. Additionally, NEOs are eligible to receive company-paid executive physicals each year.

401(k) Plan: We offer a defined contribution 401(k) plan (the “401(k) Plan”) to all eligible associates. For our non-unionized associates, we currently match 50% of associate contributions up to 6% of the associate’s pay. Associates who are over age 50 are permitted to contribute additional amounts on a pre-tax basis under the catch-up provision of the 401(k) Plan subject to limitations of the Code. An associate’s deferrals under the 401(k) Plan are 100% vested and non-forfeitable when made to the 401(k) Plan and our matching contributions vest ratably over a five-year period. The 401(k) Plan does not discriminate in favor of our Highly Compensated Employees (“HCEs”) and is subject to annual compliance testing which imposes an annual contribution limit for our HCEs.

Deferred Compensation Plan: We maintain a nonqualified deferred compensation plan, with a discretionary Company match, for all associates who meet the eligibility requirements, including all of our NEOs. For further details of the Deferred Compensation Plan, see the “Fiscal Year 2022 Nonqualified Deferred Compensation” section.

Other Benefits: From time to time, we provide limited additional benefits to our executive officers.
All such benefits and perquisites for our NEO are reflected in the “All Other Compensation” and “Fiscal Year 2022 Non-qualified Deferred Compensation” tables.
Double-Trigger Change-In-Control Severance Benefit
In accordance with existing employment agreements, executive officers are entitled to receive severance payments upon certain termination events. No NEO is entitled to cash severance in the event of a change in control unless the executive is also terminated without Cause or for Good Reason as such terms are defined in our employment agreements. For additional details, see the sections titled “Employment Agreements with Named Executive Officers” and the Potential Payments Table on Page 53.
OTHER COMPENSATION AND GOVERNANCE POLICIES
Clawback Policy
We have adopted a recoupment or “clawback” policy, which allows for recovery of incentive payments and equity awards realized by our NEOs and certain other associates in each case:
•who received incentive-based compensation from the Company during the three-year period preceding the date on which the Company announces that it will prepare an accounting restatement, and
•whose fraud or intentional misconduct gave rise to or contributed to the restatement.
At the Compensation Committee’s discretion, the amount to be recovered from the NEO or associate will be based on the excess, of the incentive-based compensation paid based on the erroneous data over the incentive-based compensation that would have been paid if the financial accounting statements had been as presented in the restatement.
Share Ownership Guidelines
We have adopted share ownership guidelines that require our executive officers, within the later of five years after the adoption of the guidelines or such executive officers’ appointment as such, to hold common shares (which includes OP Units) with a value equal to a specified multiple of base salary.
The ownership levels under our share ownership guidelines are as set forth in the following table:

Position	Minimum Ownership Requirements
Chief Executive Officer	6x annual base salary
Executive Vice Presidents	3x annual base salary
Senior Vice Presidents	1x annual base salary
Hedging and Pledging of Common Shares
Our insider trading policy prohibits our executive officers, Directors and associates from engaging in any hedging, pledging or monetization transactions involving our securities.
Consideration of Risk
We periodically review our compensation policies and practices for all associates, including executive officers. As part of the review process, we engaged Meridian to conduct a review and analysis of our compensation policies and practices (focused primarily on executive compensation policies and practices) to determine whether or not such policies and practices encourage excessive risk or unnecessary risk-

taking. As a result of this review, the Compensation Committee believes that our compensation policies and practices for our associates, including our executive officers, do not encourage excessive risk or unnecessary risk-taking and in our opinion the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our compensation programs have been balanced to focus our key associates on both short- and long-term financial and operational performance. Some of the key compensation elements that mitigate the potential for excessive risk-taking include:
•The Compensation Committee engages the independent compensation consultant to conduct annual benchmarking of pay for executives; deeper in the organization, our human resources function reviews market norms and competitiveness;
•Our annual incentive plan has both financial goals and individual objectives and a maximum payout that can be earned;
•Our long-term incentive plan, which is both time-based and performance-based, has multi-year vesting and performance requirements, as well as a larger portion awarded as performance-based for our NEOs; all performance-based RSUs or OPUs have a maximum payout limit;
•Existence of a recoupment or “clawback” policy for cash incentives and equity awards;
•Stock ownership guidelines and holding requirements;
•Reasonable severance arrangements; and
•Anti-hedging and anti-pledging policies.
Tax Implications
The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Section 162(m) of the Code historically limited the tax deductibility of annual compensation paid by a publicly held corporation to its “covered employees” as defined in Section 162(m), being its principal executive officer or any of its three other most highly compensated executive officers (other than its principal financial officer), to $1 million, unless the compensation qualified as performance-based compensation under Section 162(m). Under the Tax Cuts and Jobs Act of 2017, this “performance-based” exception was eliminated, and the definition of “covered employees” generally was expanded to cover all current executive officers, including the principal financial officer. These new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to compensation provided pursuant to a written, binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

Substantially all of the services rendered by our NEOs were performed on behalf of our operating partnership or its subsidiaries. The Internal Revenue Service has issued final regulations stating that compensation that is paid by an operating partnership to executive officers and that is allocated to the REIT is subject to limitation under Section 162(m). Compensation allocated to our subsidiaries is not subject to limitation under section 162(m). To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives related to their performance.

We have not previously taken the deductibility limit imposed by Section 162(m) of the Code into consideration in making compensation decisions. Since Americold qualifies as a REIT under the Code and is generally not subject to federal income taxes, we believe the payment of compensation that may exceed the deduction limit under Section 162(m) would not have a material adverse consequence to us, provided we continue to distribute 90% of our taxable income. If we make compensation payments subject to Section 162(m) limitations on deductibility, we may be required to make additional distributions to stockholders to comply with our REIT distribution requirements and eliminate our U.S. federal income tax liability or, alternatively, a larger portion of stockholder distributions that would otherwise have been treated as a return of capital may be subject to federal income tax expense as dividend income. Our taxable REIT subsidiaries may not be subject to the same limitations on deduction imposed by Section 162(m).

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that these disclosures be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Compensation Committee:
Antonio F. Fernandez - Chair
Kelly H. Barrett
Pamela K. Kohn
David J. Neithercut

2022 SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation earned by our NEOs during fiscal years 2022, 2021 and 2020.

Named Executive Officer	Year	Base Salary ($)(1)	Bonus ($)(2)	Equity Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
George F. Chappelle Jr.(6)	2022	$1,000,000	$—	$3,452,311	$2,800,000	$437,235	$7,689,546
Chief Executive Officer	2021	219,692	—	1,260,006	—	10,280	1,489,978

Marc J. Smernoff	2022	525,000	—	1,066,730	826,875	110,859	2,529,464
Executive Vice President and Chief Financial Officer	2021	525,000	—	1,059,589	—	118,164	1,702,753
	2020	525,000	—	798,185	393,750	208,498	1,925,433
Robert S. Chambers	2022	425,000	—	727,303	557,813	102,482	1,812,598
Executive Vice President and Chief Commercial Officer	2021	418,269	—	722,459	—	61,658	1,202,386
	2020	380,000	150,000	1,170,147	300,000	52,225	2,052,372
David C. Moore	2022	410,577	—	734,893	553,711	32,004	1,731,185
Executive Vice President and Chief Operating Officer, North America							—

Samantha L. Charleston (7)	2022	408,654	262,500	917,028	446,250	46,555	2,080,987
Executive Vice President and Chief Human Resources Officer

(1)     Represents actual base salary paid during the fiscal year.
(2)        Amounts represent a one-time sign-on bonuses paid upon joining the Company.
(3)         Amounts represent the aggregate grant date fair value of both the time-based RSUs, OPUs, PRSUs and POPUs (at target) made during each respective year, as computed in accordance with ASC 718, using the assumptions discussed in Note 14 (“Stock-Based Compensation”) of the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. For 2022, the below represents the value of the awards if the lowest and highest level of performance were achieved:

NEO	RSU/OPU Value ($)	Performance RSU/OPU Value ($)
		Threshold	Target	Maximum
George F. Chappelle Jr.	$890,012	$1,281,150	$2,562,299	$5,124,598
Marc J. Smernoff	275,010	395,861	791,721	1,583,442
Robert S. Chambers	187,492	269,906	539,811	1,079,622
David C. Moore	375,011	179,941	359,882	719,764
Samantha L. Charleston	607,527	154,750	309,500	619,000
(4)    Represents amounts earned by our NEOs under our AIP. See “Elements of Compensation – Annual Incentive Plan” for the threshold, target and maximum amounts potentially payable to the NEOs under the AIP.
(5)    Amounts in the “All Other Compensation” column include the following:

NEO	401(k) Match ($)	Insurance ($) (a)	Distributions and Dividend Equivalent ($)(b)	Relocation and Moving Expenses ($)(c)	Other Expenses ($)(d)	Total All Other Compensation ($)
George F. Chappelle Jr.	$10,250	$21,705	$66,107	$336,823	$2,300	$437,185
Marc J. Smernoff	10,250	28,281	69,978	—	2,350	110,859
Robert S. Chambers	10,250	28,281	61,601	—	2,350	102,482
David C. Moore	6,250	11,190	12,214	—	2,350	32,004
Samantha L. Charleston	9,106	18,088	17,011	—	2,350	46,555
(a)    Reflects actual premiums paid for health insurance covered for the eligible NEOs and their families and reimbursement of the NEO (on a pre-tax basis) for the portion of health insurance premiums paid by the NEO.
(b)    Distributions on OPUs and dividend equivalents on RSUs earned in fiscal year 2022 for time-based awards under the LTIP. Total includes dividend equivalents earned for the fourth quarter of 2021, but not paid until the first quarter of 2022, as well as the dividend equivalents earned for the performance period ending December 31, 2022 but not paid until first quarter 2023.
(c)    Reimbursements for Mr. Chappelle’s actual expenses incurred for relocation to Atlanta, Georgia. These expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid directly to the NEO.
(d)    Reflects the cost of executive physical exams for each eligible NEO in 2022.
(6) Mr. Chappelle served as interim CEO from November 2, 2021 until his appointment as permanent CEO on February 24, 2022.
(7) Ms. Charleston’s Equity Awards total included a one-time sign-on award of time-based OPUs, vesting ratably over two years, with an estimated value of $500,000.

GRANTS OF PLAN-BASED AWARDS IN 2022
The following table provides information regarding grants of plan-based awards to each of our NEOs during 2022.

NEO	Grant Date	Estimated future payouts under non-equity incentive plan awards ($) (1)			Estimated future payouts under equity incentive plan awards (#) (2)			All other stock awards; number of securities underlying awards (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) (3)
		Thresh	Target	Max	Thresh	Target	Max
George F. Chappelle Jr.		800,000	1,600,000	2,800,000	—	—	—	—	—	—
	3/8/2022	—	—	—	49,408	98,816	197,632	—	—	2,562,299
	3/8/2022	—	—	—				32,939	—	890,012
Marc J. Smernoff		236,250	472,500	826,875	—	—	—	—	—	—
	3/8/2022	—	—	—	15,267	30,533	61,066	—	—	791,721
	3/8/2022	—	—	—	—	—	—	10,178	—	275,010
Robert S. Chambers		159,375	318,750	557,813	—	—	—	—	—	—
	3/8/2022	—	—	—	10,409	20,818	41,636	—	—	539,811
	3/8/2022	—	—	—	—	—	—	6,939	—	187,492
David C. Moore		158,203	316,406	553,711	—	—	—	—	—	—
	3/8/2022	—	—	—	6,940	13,879	27,758	—	—	359,882
	3/8/2022	—	—	—	—	—	—	13,879	—	375,011
Samantha L. Charleston		127,500	255,000	446,250	—	—	—	—	—	—
	3/8/2022	—	—	—	5,968	11,936	23,872	—	—	309,500
	3/8/2022	—	—	—	—	—	—	3,979	—	107,513
	1/3/2022	—	—	—	—	—	—	15,352	—	500,015
(1)    Represents potential amounts to be earned by our NEOs under our AIP. The actual amounts earned by each NEO are set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”.
(2)    Represents PRSU/POPUs granted to the NEOs during 2022. The value represents assumed value at target of the awards in 2022. The assumed value at the lowest and highest achievement levels are set forth in the Summary Compensation Table under footnote (2).
(3)    Represents grant date fair value of RSU/OPUs and PRSU/POPUs (at target) granted to the NEOs during 2022.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END
The following table provides information with respect to holdings of stock options and restricted stock units by our NEOs as of December 31, 2022.

NEO	Grant Date	Option Awards				Stock Awards
		# of securities underlying unexercised options - Exercisable	# of securities underlying unexercised options - Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
George F. Chappelle Jr.	3/8/2022 (8)					32,939	932,503	—	—
	3/8/2022 (9)					—	—	98,816	$2,797,481
Marc J. Smernoff	3/8/2020 (3)	—	—	—	—	2,227	$63,046	—	—
	3/8/2020 (4)	—	—	—	—	—	—	20,013	$566,568
	3/8/2021 (5)	—	—	—	—	5,408	$153,100	—	—
	3/8/2021 (6)	—	—	—	—	—	—	24,336	$688,952
	3/8/2022 (8)	—	—	—	—	10,178	$288,139	—	—
	3/8/2022 (9)	—	—	—	—	—	—	30,533	$864,389
Robert S. Chambers	1/13/2020 (2)	—	—	—	—	5,914	$167,425	—	—
	3/8/2020 (3)	—	—	—	—	1,591	$45,041	—	—
	3/8/2020 (4)	—	—	—	—	—	—	14,295	$404,691
	3/8/2021(5)	—	—	—	—	3,688	$104,407	—	—
	3/8/2021(6)	—	—	—	—	—	—	16,593	$469,748
	3/8/2022 (8)	—	—	—	—	6,939	$196,443	—	—
	3/8/2022 (9)	—	—	—	—	—	—	20,818	$589,358
David C. Moore	3/8/2022 (8)	—	—	—	—	13,879	$392,914	—	—
	3/8/2022 (9)	—	—	—	—	—	—	13,879	$392,914
Samantha L. Charleston	1/3/2022 (7)	—	—	—	—	15,352	$434,615	—	—
	3/8/2022(8)	—	—	—	—	3,979	$112,645	—	—
	3/8/2022(9)	—	—	—	—	—	—	11,936	$337,908
(1)     Based on the closing price of the Company’s common shares on December 31, 2022 of $28.31.
(2)     Time-based OPUs that will vest ratably on each of the three anniversaries from the vest date. Remaining vest date is January 9, 2023.
(3)    Time-based OPUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest date is March 8, 2023.
(4)     Performance OPUs (at target) that will vest in January 2023 based on achievement of relative TSR goals for the performance period that began on January 1, 2020 and ended on December 31, 2022.
(5)    Time-based OPUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest dates are March 8, 2023 and March 8, 2024.
(6)     Performance OPUs (at target) that will only vest if relative TSR is achieved for the performance period that began on January 1, 2021 and ends on December 31, 2023.
(7)    Time-based OPUs that will vest ratably on each of the two anniversaries from the grant date. Remaining vest dates are January 3, 2023 and January 3, 2024.

(8)    Time-based OPUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest dates are March 8, 2023, March 8, 2024 and March 8, 2025.
(9)    Performance OPUs (at target) that will only vest if relative TSR is achieved for the performance period that began on January 1, 2022 and ends on December 31, 2024.

STOCK OPTION EXERCISES FOR FISCAL YEAR 2022
The following table provides information with respect to stock option exercises and stock awards that vested during 2022.

NEO	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
George F. Chappelle Jr.	—	$—	42,183	$1,061,324
Marc J. Smernoff	—	—	41,728	1,223,849
Robert S. Chambers	—	—	9,328	275,517
David C. Moore	—	—	—	—
Samantha L. Charleston	—	—	—	—
(1)    Represents the total number of stock options exercised in 2022 before the withholding of shares to cover the option exercise, transactions costs and applicable taxes.
(2)    Reflects the difference between fair market value on the exercise date and the exercise price, multiplied by the number of options exercised.
(3)    Individual totals include multiple vesting during the year and represent the total number of OPUs and RSUs that vested in 2022 before the withholding of common shares to cover the applicable taxes and transactions costs.
(4)    Reflects the total value of the OPUs and RSUs at vesting date calculated at the fair market value at the close of market multiplied by the total number of OPUs and RSUs that vested. The value realized on vesting of OPUs assumes those units were exchanged for Common Shares and sold on that date. Each NEO had multiple awards vest during 2022 and the closing prices on the respective vest dates ranged between $25.16 - $31.00.

FISCAL YEAR 2022 NONQUALIFIED DEFERRED COMPENSATION
The following table provides information regarding our NEOs that participate in our Deferred Compensation Plan. Material terms of the Deferred Compensation Plan are described below.

NEO	Executive Contributions in 2022	Company Contributions in 2022	Aggregate Earnings in 2022	Aggregate Withdrawals/Distributions	Aggregate Balance at December 31, 2022
George F. Chappelle Jr.	$—	$—	$—	$—	$—
Marc J. Smernoff	—	—	—	—	—
Robert S. Chambers	—	—	—	—	—
David C. Moore	19,760	—	(11)	—	19,749
Samantha L. Charleston	—	—	—	—	—

Through our subsidiary, Americold Logistics, we maintain the Deferred Compensation Plan, a nonqualified deferred compensation plan for certain members of our senior management team. Participants in the Deferred Compensation Plan may elect to defer from 1% to 75% of their annual base salary and between 1% and 100% of their cash bonus compensation, subject to certain limitations prescribed by the Deferred Compensation Plan. We may elect to provide a discretionary employer contribution to Deferred Compensation Plan participants in an amount and at such time as determined by our Board in its discretion. Deferred Compensation Plan participants are immediately vested in their deferrals; any discretionary employer contributions vest 20% per year over a five-year period or upon retirement at age 65 (or at age 55 with five years of service), death or disability of the Deferred Compensation Plan participant, or upon a change of control.
Participants are entitled to receive the amount credited to their Deferred Compensation Plan account in the event of termination of employment. If termination occurs before the executive officer reaches the earlier of age 65 or age 55 with five years of service, the vested account balance will be paid out in a lump sum. If the termination occurs on or after the date the executive officer reaches the earlier of age 65 or age 55 with five years of service, the entire account balance is paid out in a lump sum or annual installments, as elected by the executive officer.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median associate to the annual total compensation of Mr. Chappelle, our Chief Executive Officer. We believe that the pay ratio disclosed below is a reasonable estimate and calculated in a manner consistent with the Pay Ratio Rules.

The 2022 annual total compensation of the median associate identified by the Company, and as described in further detail below, was $40,923, and the total annual compensation of our CEO was $7,689,546. Based on this information, the ratio of the annual total compensation of our CEO to our median annual total compensation of all associates is 1:188.

The methodology we used in 2022 to identify the median of the annual total compensation of all our associates, as well as to determine the annual total compensation of our “median associate,” was as follows:
•To identify the median Associate, we started with our associate population as of December 31, 2022, which consisted of approximately 15,484 individuals. The total number of U.S. and non-U.S. associates were 11,649 and 3,835, respectively.
•We then excluded certain non-U.S. associates as permitted under SEC rules, which consisted of 128 associates in Argentina, 68 in Austria, 178 in Republic of Ireland, 64 in Poland, and 171 in Spain. As result of these exclusions, our associate population was 14,875.
•We calculated compensation using total taxable wages (Form W-2 Box 1 or equivalent) paid to our associates in fiscal year 2022. For Australia, we used their taxable wages from the end of their fiscal year which was June, 2022.
•We did not annualize compensation for any associates, including any that were not employed by us for all of 2022.
•Foreign salaries were converted to U.S. dollars at the December 31, 2022 exchange rate.
•No cost of living adjustments were utilized in the compensation calculation.
•Once the median associate was identified, we calculated the total compensation for our median associate using the same methodology we used to calculate Mr. Chappelle’s total compensation in the Summary Compensation Table for the Fiscal Year 2022.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
In 2021, we entered into revised employment agreements with all of our executive officers (other than our former Chief Executive Officer), including our NEOs (the “Employment Agreements”) that were updated to better align with market practices. We believe the Employment Agreements promote long-term retention while still allowing the Compensation Committee to exercise discretion in designing incentive compensation programs. The principal terms of each of the Employment Agreements are summarized below:
Term. With the exception of Mr. Chappelle, each Employment Agreement provides for a term that continues for an indefinite period of time, unless otherwise terminated by the executive or by the Company. In Mr. Chappelle’s interim capacity during 2021, his Term was from November 2, 2021 ending on the six (6) month anniversary of that date.
Restrictive Covenants. Each Employment Agreement contains restrictive covenants regarding non-competition and non-solicitation during the period of employment and the period thereafter (a maximum of one year), as well as indefinite covenants regarding confidentiality of information and intellectual property and non-disparagement. In the event of a material breach of such covenants, we retain the ability to withhold unpaid, or recover previously paid, severance payments or to cause unvested stock based awards held by the executive to be forfeited.
Benefits. Each of our NEOs is eligible to participate in our benefit plans and programs that are generally available to our U.S. associates.
Termination; Severance Payments. The severance payments pursuant to the Employment Agreements are generally subject to and conditioned upon the NEO signing an irrevocable waiver and general release of claims against the Company, and complying with the restrictive covenants outlined in the applicable Employment Agreement. For details of the various termination and severance payment details, please see “Potential Payments Upon Termination or Change in Control” located in the tables section of this CD&A.
Potential Payments upon Termination or Change in Control
Regardless of the termination scenario, each NEO will receive earned but unpaid base salary and accrued and unpaid paid time off through the employment termination date, along with any other payment or benefits owed under any of our plans or agreements covering the NEO as governed by the terms of those plans or agreements. Each termination scenario and related severance payment is described below:
If the executive’s employment is terminated with or without “Cause,” the executive voluntarily resigns without “Good Reason” (as such terms are defined in the applicable Employment Agreement) or, in the case of the executive officer’s death or disability, the executive officer will be entitled to receive any accrued and unpaid base salary, as well as any accrued benefits and unreimbursed business expenses incurred through the date of termination, death or disability.
If the executive’s employment is terminated due to death or disability, the executive officer will be entitled to receive any accrued and unpaid base salary, as well as any accrued benefits and unreimbursed business expenses incurred through the date of termination, along with the following:

NEO	Severance Benefit
Mr. Chappelle Mr. Smernoff Mr. Chambers Mr. Moore Ms. Charleston	Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination, to be paid at the time the Company pays other bonuses;
If the executive’s employment is terminated by us without Cause or by the executive for Good Reason, the executive officer will be entitled to receive any accrued and unpaid base salary, as well as any accrued benefits and unreimbursed business expenses incurred through the date of termination, along with the following:

NEO	Severance Benefit
Mr. Chappelle
An amount equal to the product of (A) one times (B) the sum of (a) Executive’s annual base salary as in effect immediately prior to the Executive’s termination of employment, plus (b) the Executive’s annual bonus at Target Percentage as in effective immediately prior to the Executive’s termination for a period equal to 24 months;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination, to be paid at the time the Company pays other bonuses;
Prorated AIP bonus based on number of days employed during bonus period (to the extent that performance metrics relating to bonus are met at the end of the bonus period as determined after the year-end audit);

Payment or reimbursement of welfare plan coverage (other than short-term and long-term disability plans), including COBRA premiums for group health coverage for the executive and his or her eligible dependents, for up to 18 months;

The next installment of any time based RSU or OPU that would have vested on the next scheduled vesting date following the executive’s employment termination date will vest on the termination date; and
A prorated portion of any performance based RSUs or OPUs held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

Mr. Smernoff Mr. Chambers Mr. Moore Ms. Charleston
An amount equal to the product of (A) one times (B) the sum of (a) Executive’s annual base salary as in effect immediately prior to the Executive’s termination of employment, plus (b) the Executive’s annual bonus at Target Percentage as in effective immediately prior to the Executive’s termination for a period equal to 12 months;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination, to be paid at the time the Company pays other bonuses;
Prorated AIP bonus based on number of days employed during bonus period (to the extent that performance metrics relating to bonus are met at the end of the bonus period as determined after the year-end audit);

Payment or reimbursement of welfare plan coverage (other than short-term and long-term disability plans), including COBRA premiums for group health coverage for the executive and his or her eligible dependents, for up to 12 months;

The next installment of any time based RSU or OPU that would have vested on the next scheduled vesting date following the executive’s employment termination date will vest on the termination date; and
A prorated portion of any performance based RSUs or OPUs held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

If the executive’s employment is terminated by us without Cause or by the executive for Good Reason within twenty-four (24) months following a Change in Control (as defined in the equity plan), the executive officer will be entitled to receive any accrued and unpaid base salary, as well as any accrued benefits and unreimbursed business expenses incurred through the date of termination, along with the following:

NEO	Severance Benefit
Mr. Chappelle	A lump sum payment of the product of (A) two and a half (2.5) times (B) the sum of (a) Executive’s annual base salary as in effect immediately prior to the Executive’s termination of employment, plus (b) the Executive’s annual bonus at Target Percentage as in effective immediately prior to the Executive’s termination,
Any unvested equity award shall become fully vested as if Executive had met and satisfied all performance requirements at target performance and/or time requirements.
Mr. Smernoff Mr. Chambers Mr. Moore Ms Charleston
A lump sum payment of the product of (A) one and a half (1.5) times (B) the sum of (a) Executive’s annual base salary as in effect immediately prior to the Executive’s termination of employment, plus (b) the Executive’s annual bonus at Target Percentage as in effective immediately prior to the Executive’s termination,

Any unvested equity award shall become fully vested as if Executive had met and satisfied all performance requirements at target performance and/or time requirements.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and our financial performance. In determining the “compensation actually paid,” or “CAP,” to our named executive officers, we are required to make certain adjustments to amounts that have been previously reported in Summary Compensation Table (“SCT). The below summarizes compensation values previously reported in our Summary Compensation Table and the adjusted values required for the last three calendar years.

							Value of initial fixed $100 investment based on:
Year	SCT Total for PEO 1 (1)	SCT Total for PEO 2 (2)	CAP to PEO 1 (3) (4) (5)	CAP to PEO 2 (3) (4) (5)	Average SCT total for non-PEO NEOs (6)	Average CAP to non-PEO NEOs (3)(4)(7)	Total Shareholder Return	U.S. MSCI REIT Index Total Shareholder Return (8)	Net Income	Core EBITDA (9)
2022	$7,689,546	$—	$7,697,775	$—	$2,038,558	$2,024,259	$87.55	$99.82	$(19.4)	$499.8
2021	$1,489,979	$4,661,919	$1,613,153	$(4,910,137)	$1,469,331	$575,335	$98.24	$132.23	$(30.5)	$474.5
2020	$—	$5,361,399	$—	$8,160,368	$1,791,744	$2,352,327	$109.03	$92.43	$24.5	$425.9
(1) The Principal Executive Officer (PEO) is George F. Chappelle, who began serving as our Chief Executive Officer in February, 2022.
(2) The second Principal Executive Officer (PEO) is Fred Boehler, who served as our Chief Executive Officer through November, 2021.
(3) Our PEO and non-PEO NEOs do not receive pension benefits, therefore no adjustments were made.
(4) Dividend equivalents and distributions are already factored into our Fair Market Value (“FMV”) used for our performance awards and included in Other Compensation on the Summary Compensation Table in our CD&A.
(5) To calculate Compensation Actually Paid (CAP) for the PEO, the fair value of equity awards were updated using the same methodology applied under ASC 718 and all equity adjustments were made in accordance with the SEC methodology for determining CAP for each year shown:

	2022		2021		2020
	PEO1 (Chappelle)	PEO2 (Boehler)	PEO1 (Chappelle)	PEO2 (Boehler)	PEO1 (Chappelle)	PEO2 (Boehler)
SCT Total for PEO	7,689,546	—	1,489,979	4,661,919	—	5,361,399
Subtract stock compensation and pension included in SCT	(3,452,311)	—	(1,260,006)	(3,583,397)	—	(3,028,791)
Add pension attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	—	—	—	—	—	—
Add fair value of equity compensation granted in current year – value at year-end	3,756,664	—	1,383,181	489,419		4,630,388
Add dividends paid on unvested shares/share units and stock options	—	—	—	—	—	—
Add/Subtract change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	—	—	—	(1,458,139)	—	1,304,520
Add/Subtract change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(296,125)	—	—	(763,992)	—	(107,148)
Add fair value of equity awards granted in covered fiscal year that vested during such covered fiscal year - valued on date of vesting	—	—	—	273,131	—	—
Subtract fair value of forfeited awards determined at end of prior year for awards made in prior fiscal years that were forfeited during current fiscal year	—	—	—	(4,529,078)	—	—
Total Adjustments	8,229	—	123,174	(9,572,057)	—	2,798,969
Compensation Actually Paid to PEO	7,697,775	—	1,613,153	(4,910,137)	—	8,160,368
(6) The non-PEO Named Executive Officers (NEOs) for 2022 were Marc Smernoff, Robert Chambers, David Moore and Samantha Charleston. The non-PEO NEOs in each of the 2021 and 2020 years were Marc Smernoff, Robert Chambers, Carlos Rodriguez and James Harron.
(7) To calculate average CAP for the non-PEO Named Executive Officers (NEOs), the fair value of equity awards were updated using the same methodology applied under ASC 718 and all equity adjustments were made in accordance with the SEC methodology for determining CAP for each year shown:

	2022	2021	2020
Average SCT Total for Non-PEO NEOs	$2,038,558	$1,469,331	$1,791,744
Subtract stock compensation and pension included in SCT	(861,488)	(891,024)	(824,658)
Add pension attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	—	—	—
Add fair value of equity compensation granted in current year – value at year-end	907,540	659,162	1,196,685
Add dividends paid on unvested shares/share units and stock options	—	—	—
Add/Subtract change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(16,661)	(567,834)	230,958
Add/Subtract change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(43,690)	(94,300)	(42,402)
Add fair value of equity awards granted in covered fiscal year that vested during such covered fiscal year - valued on date of vesting	—	—	—
Subtract fair value of forfeited awards determined at end of prior year for awards made in prior fiscal years that were forfeited during current fiscal year	—	—	—
Total Adjustments	$(14,299)	$(893,996)	$560,583
Average Compensation Actually Paid to Non-PEO NEOs	$2,024,259	$575,335	$2,352,327
(8) The selected peer group is the U.S. MSCI REIT Index which is the sole measurement of our performance based equity awards.
(9) Our company selected measure is Core EBITDA and the financial metric we believe best links compensation paid to our PEO and other NEOs.

Description of Relationships Between Compensation and Performance
The graph below illustrates the trend of Compensation Actually Paid, the TSR performance of the Company and the TSR performance of the U.S. MSCI REIT index over the last three years.

Additionally, the graph below compares the trend of CAP and our key financial metric, which is Core EBITDA.

Restricted Stock Units and Operating Profit Units
Awards Granted under 2017 Plan
The award agreements for the RSUs, OPUs, POPUs and PRSUs granted to our NEOs after the IPO under the 2017 Plan provide for the following (capitalized terms have the meanings ascribed to them in the 2017 Plan):
Termination of Service for any Reason: Upon the Participant’s Termination of Service for any reason at any time before all of his or her RSUs or OPUs have vested (both time and performance awards), the Participant’s unvested RSUs or OPUs shall be automatically forfeited, except as provided below.

Termination of Service for Death or Disability: If the Participant’s Termination of Service occurs as a result of a Termination of Service due to Death or Disability, for time based RSUs or OPUs, the next scheduled tranche that will become vested on the next regularly scheduled vesting date will accelerate at the time of death or disability. For performance based RSUs or OPUs, a pro-rated portion shall remain outstanding and eligible to vest based on actual performance through the last day of the Performance Period, based on the number of days during the Performance Period that the Participant was employed.
Termination of Service by Company without Cause or by Participant for Good Reason: If the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or by the Participant for Good Reason, for time based RSUs or OPUs, the next scheduled tranche that will become vested on the next regularly scheduled vesting date will accelerate at the time of termination. For performance based RSUs or OPUs, a pro-rated portion shall remain outstanding and eligible to vest based on actual performance through the last day of the Performance Period, based on the number of days during the Performance Period that the Participant was employed.
Termination of Service with Change in Control: If, within the twenty-four (24) month period following a Change in Control, the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or by the Participant for Good Reason, any unvested RSUs or OPUs at the time of termination shall immediately become vested. Likewise, the performance RSUs or OPUs shall immediately become vested based on target performance.
The information below describes and quantifies the estimated amount of certain compensation that would become payable to each NEO as of December 31, 2022 under the following circumstances: (i) upon his or her voluntary termination, death or disability; (ii) upon termination by us for Cause; (iii) if his or her employment with us had been terminated without Cause or for Good Reason; and (iv) if his or her employment terminated without Cause or for Good Reason within twenty-four (24) months following a Change in Control.

NEO	Benefit	Voluntary resignation/ death or disability (1)	Termination for Cause	Company terminates without Cause; NEO terminates for Good Reason(2)	Termination without Cause or Good Reason w/in 24 months of Change in Control
George F. Chappelle Jr.	Cash Severance	$1,600,000	$—	6,800,000	8,100,000
	Equity Awards	1,243,309	—	1,243,309	3,729,984
	Benefits Continuation	—	—	66,421	66,421
	Total	2,843,309	—	8,109,730	11,896,405
Marc J. Smernoff	Cash Severance	472,500	—	1,470,000	1,968,750
	Equity Awards	1,453,294	—	1,453,294	2,527,885
	Benefits Continuation	—	—	43,756	43,756
	Total	1,925,794	—	2,967,050	4,540,391
Robert S. Chambers	Cash Severance	318,750	—	1,062,500	1,434,375
	Equity Awards	1,188,510	—	1,188,510	1,908,320
	Benefits Continuation	—	—	43,756	43,756
	Total	1,507,260	—	2,294,766	3,386,451
David C. Moore	Cash Severance	356,250	—	1,187,500	1,603,125
	Equity Awards	261,924	—	261,924	785,829
	Benefits Continuation	—	—	43,756	43,756
	Total	618,174	—	1,493,180	2,432,710
Samantha L. Charleston	Cash Severance	255,000	—	935,000	1,275,000
	Equity Awards	367,464	—	367,464	885,169
	Benefits Continuation	—	—	29,521	29,521
	Total	622,464	—	1,331,985	2,189,690

(1) Only applicable for Death and Disability and Cash Severance is assumed bonus paid at Target; there are no estimated payments due for Voluntary Resignation.
(2) Based on the closing price of the Company’s common shares on December 30, 2022 of $28.31.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In accordance with our Policy on Related Party Transactions, our Audit Committee is responsible for reasonable prior review and approval of related party transactions. In addition, our Code of Business Conduct and Ethics requires that all of our associates and Directors inform our Chief Legal Officer of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each Director and executive officer is required to complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a Director or a related person has a direct or indirect material interest.
There are no transactions since January 1, 2022 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our Directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, Directors, principal accounting officer and persons who beneficially own more than 10% of our common shares (the “Reporting Persons”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in beneficial ownership. The Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on copies of such forms furnished to us by or on behalf of such persons, all of the Reporting Persons timely filed all reports required to be filed by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2022, except that Mr. Winnall inadvertently filed late with respect to his time-based Restricted Stock Unit award that vested on November 11, 2022.
ADDITIONAL INFORMATION
Solicitation of Proxies
The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Directors, officers and associates of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding common shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials and to obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.
Stockholder Proposals
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2024 Annual Meeting. To be eligible for inclusion in our 2024 proxy statement, your proposal must be received in writing not later than December 8, 2023 and must otherwise comply with Rule 14a-8 under the Exchange Act. While the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 of the Exchange Act.
Our Bylaws also provide a proxy access right permitting a group of up to 20 stockholders who have beneficially owned more than 3% of our stock continuously for at least 3 years and who comply with the requirements specified in our Bylaws to submit director nominations via the Company’s proxy materials for up to 20% of the directors then serving. Persons wishing to nominate a director or directors through proxy access for the 2024 Annual Meeting must comply with the requirements of Rule 14a-19 under the Exchange Act, including providing the required notice by March 15, 2024.
In addition, our Bylaws permit a stockholder to propose items of business and/or nominate Director candidates that are not intended to be included in our proxy materials if the stockholder complies with the procedures set forth in our Bylaws. For the 2024 Annual Meeting, notice of such proposals or nominations must be delivered to our Corporate Secretary at 10 Glenlake Parkway, Suite 600, Atlanta, GA 30328, no later than December 8, 2023 and no earlier than November 8, 2023. In the event that the 2024 Annual Meeting is advanced or delayed by move than 30 days from the first anniversary of the date of the 2023 Annual Meeting, to be timely such proposals must be received not earlier than the 150th day prior to the date of the 2024 Annual Meeting and not later than 5:00 p.m. on the later of the 120th day prior to the date of the 2024 Annual Meeting as originally convened or the 10th day following the date of the first public announcement of the meeting.

Appendix A
Householding of Annual Meeting Materials
Certain banks, broker-dealers and other similar organizations acting as nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or similar organization serving as your nominee.
Upon written or oral request to the Secretary of the Company at the address of the Company contained in the Notice of Annual Meeting that accompanies this Proxy Statement, or via telephone to James C. Snyder, Jr., Secretary of the Company, at (678) 441-1400, the Company will provide separate copies of this Proxy Statement. stockholders sharing an address who are receiving multiple copies of this Proxy Statement and who wish to receive a single copy in the future will need to contact their bank, broker, broker-dealer or other similar organization that serves as their nominee to request that only a single copy of such materials be mailed to all stockholders at the shared address in the future.
Other Matters
The Board is not aware of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2023.
This Proxy Statement, Notice of Annual Meeting of stockholders and Proxy Card and the Company’s 2022 Annual Report on Form 10-K are available on the “Proxy Statement” tab of the Investors page on the Company’s website, at www.americold.com.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

Appendix A
APPENDIX A — NON-GAAP MEASURES

We calculate EBITDA for real estate, or EBITDAre, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), defined as earnings before interest expense, taxes, depreciation and amortization and adjustment to reflect net gain or loss on sale of real estate, net of withholding tax, and our share of EBITDAre of unconsolidated affiliates. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.
We also calculate our Core EBITDA as EBITDAre further adjusted for impairment of acquisition, litigation and other, net, loss from investments in partially owned entities, asset impairment, foreign currency exchange loss, share-based compensation expense, loss on debt extinguishment, modification and terminations of derivative instruments, net loss on real estate and other asset disposals, gain on extinguishment of New Market Tax Credit Structure, loss on deconsolidation of subsidiary contributed to LATAM joint venture and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:
•these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use EBITDAre and Core EBITDA as measures of our operating performance and not as measures of liquidity. The following table reconciles EBITDAre and Core EBITDA to net loss, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

2022
Net loss	$(19,474)
Adjustments:
Depreciation and amortization	331,446
Interest expense	116,127
Income tax benefit	(18,836)
EBITDA	$409,263
Adjustments:
Net (gain) loss on sale of real estate, net of withholding tax	5,689
Adjustment to reflect share of EBITDAre of partially owned entities	17,815
NAREIT EBITDAre	$432,767
Adjustments:
Acquisition, litigation, and other, net	32,511
Loss from investments in partially owned entities	9,300
Impairment of indefinite and long-lived assets	7,380
Foreign currency exchange loss	975
Share-based compensation expense	27,137
Loss on debt extinguishment, modifications and terminations of derivatives instruments	3,217
Loss on real estate and other asset disposals	3,556
Gain on extinguishment of New Market Tax Credit Structure	(3,410)
Loss on deconsolidation of subsidiary contributed to LATAM joint venture	4,148
Reduction in EBITDAre from partially owned entities	(17,815)
Core EBITDA	$499,766

Appendix A

We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, real estate asset impairment and our share of reconciling items for partially owned entities. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.
We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, acquisition, litigation and other, net, goodwill impairment, share-based compensation expense for the IPO retention grants, loss on debt extinguishment, modifications and termination of derivative instruments, and foreign currency exchange loss. We also adjust for the impact of Core FFO attributable to gain on extinguishment of New Market Tax Structure, loss on deconsolidation of subsidiary contributed to the LATAM joint venture and our share of reconciling items related to partially owned entities. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.
We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of deferred financing costs and pension withdrawal liability, non-real estate asset impairment, amortization of above or below market leases, straight-line net rent, provision or benefit from deferred income taxes, share-based compensation expense from grants under our equity incentive plans, excluding IPO grants, non-real estate depreciation and amortization, non-real estate depreciation and amortization from foreign joint ventures and maintenance capital expenditures. We also adjust for AFFO attributable to our share of reconciling items of partially owned entities. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.
FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our quarterly and annual reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net (loss) income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

Appendix A

Reconciliation of Net Loss to NAREIT FFO, Core FFO, and AFFO
(In thousands, except per share amounts)
2022
Net income (loss)	$(19,474)
Adjustments:
Real estate related depreciation	210,171
(Gain) loss on sale of real estate	5,689
Net loss on asset disposals	1,135
Impairment charges on real estate assets	3,407
Our share of reconciling items related to partially owned entities	4,410
NAREIT Funds from operations	$205,338
Adjustments:
Net loss (gain) on sale of non-real estate assets	2,421
Acquisition, litigation and other, net	32,511
Goodwill impairment	3,209
Loss on debt extinguishment, modifications and termination of derivative instruments	3,217
Foreign currency exchange (gain) loss	975
Gain on extinguishment of New Market Tax Credit Structure	(3,410)
Loss on deconsolidation of subsidiary contributed to LATAM joint venture	4,148
Our share of reconciling items related to partially owned entities	574
Core FFO	$248,983
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	4,833
Amortization of below/above market leases	2,131
Non-real estate asset impairment	764
Straight-line net rent	747
Deferred income tax benefit	(22,561)
Share-based compensation expense	27,137
Non-real estate depreciation and amortization	121,275
Maintenance capital expenditures(a)	(85,511)
Our share of reconciling items related to partially owned entities	2,482
Adjusted FFO	$300,280

Reconciliation of weighted average shares:
Weighted average basic shares for net income calculation	269,565
Dilutive stock options, unvested restricted stock units, equity forward contracts	1,041
Weighted average dilutive shares	270,606

NAREIT FFO - basic per share	$0.76
NAREIT FFO - diluted per share	$0.76

Core FFO - basic per share	$0.92
Core FFO - diluted per share	$0.92

Adjusted FFO - basic per share	$1.11
Adjusted FFO - diluted per share	$1.11
(a) Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

We define our “same store” population once a year at the beginning of the current calendar year. Our same store population includes properties that were owned or leased for the entirety of two comparable periods and that have reported at least twelve months of consecutive normalized operations prior to January 1 of the prior calendar year. We define “normalized operations” as properties that have been open for operation or lease after development or significant modification, including the expansion of a warehouse footprint or a warehouse rehabilitation subsequent to an event, such as a natural disaster or similar event causing disruption to operations. In addition, our definition of “normalized operations” takes into account changes in the ownership structure (e.g., purchase of acquired properties will be included in the “same store” population if owned by us as of the first business day of each year, of the prior calendar year and still owned by us as of the end of the current reporting period, unless the property is under development). The “same store” pool is also adjusted to remove properties that were sold or entering development subsequent to the beginning of the current calendar year. As such, the “same store” population for the period ended December 31, 2022 includes all properties that we owned at January 2, which had both been owned and had reached “normalized operations” by January 2, 2022.
We calculate “same store revenue” as revenues for the same store population. We calculate “same store contribution (NOI)” as revenues for the same store population less its cost of operations (excluding any depreciation and amortization, impairment charges, corporate-level selling, general and administrative expenses, corporate-level acquisition, litigation and other, net and gain or loss on sale of real estate). In order to derive an appropriate measure of period-to-period operating performance, we also calculate our same store contribution (NOI) on a constant currency basis to remove the effects of foreign currency exchange rate movements by using the comparable prior period exchange rate to translate from local currency into U.S. dollars for both periods. We evaluate the performance of the warehouses we own or lease using a “same store” analysis, and we believe that same store contribution (NOI) is helpful to investors as a supplemental performance measure because it includes the operating performance from the population of properties that is consistent from period to period and also on a constant currency basis, thereby eliminating the effects of changes in the composition of our warehouse portfolio and currency fluctuations on performance measures. Same store contribution (NOI) is not a measurement of financial performance under U.S. GAAP. In addition, other companies providing temperature-controlled warehouse storage and handling and other warehouse services may not define same store or calculate same store contribution (NOI) in a manner consistent with our definition or calculation. Same store contribution (NOI) should be considered as a supplement, but not as an alternative, to our results calculated in accordance with U.S. GAAP. The tables beginning on page 32 provide reconciliations for same store revenues and same store contribution (NOI).

AMERICOLD REALTY TRUST, INC.
10 GLENLAKE PKWY, SUITE 600
SOUTH TOWER
ATLANTA, GA 30328

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 15, 2023 for shares held directly and by 11:59 P.M. ET on May 11, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 15, 2023 for shares held directly and by 11:59 P.M. ET on May 11, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V01696-P89786 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICOLD REALTY TRUST, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:

	For	Against	Abstain
1a. George F. Chappelle Jr.	☐	☐	☐
1b. George J. Alburger, Jr.	☐	☐	☐
1c. Kelly H. Barrett	☐	☐	☐
1d. Robert L. Bass	☐	☐	☐
1e. Antonio F. Fernandez	☐	☐	☐
1f. Pamela K. Kohn	☐	☐	☐
1g. David J. Neithercut	☐	☐	☐
1h. Mark R. Patterson	☐	☐	☐
1i. Andrew P. Power	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. Advisory Vote on Compensation of Named Executive Officers (Say-On-Pay).	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
3. Ratification of Ernst & Young LLP as our Independent Accounting Firm for 2023.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V01697-P89786

AMERICOLD REALTY TRUST, INC.
Annual Meeting of Stockholders
May 16, 2023 8:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Marc J. Smernoff and James C. Snyder, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AMERICOLD REALTY TRUST, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM EDT on May 16, 2023, at the Four Seasons, 75 Fourteenth Street, Atlanta, GA 30309, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side